Exhibit 10.1

CREDIT AGREEMENT

dated as of
February 1, 2005,

among

ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.,

as Borrower

and

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.,

as Parent

and

The Lenders Party Hereto,

and

CANADIAN IMPERIAL BANK OF COMMERCE,
acting through its New York Agency,
as Administrative Agent

CIBC WORLD MARKETS CORP.,

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Co-Lead Arrangers and Joint Book Managers

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

BANK OF AMERICA, N.A.,
as Documentation Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
Section 1.01 Defined Terms
Section 1.02 Classification of Loans and Borrowings
Section 1.03 Terms Generally
Section 1.04 Accounting Terms; GAAP

ARTICLE II THE LOANS
Section 2.01 Commitments and Loans
Section 2.02 Loans and Borrowings
Section 2.03 Requests for Borrowings
Section 2.04 Swingline Loans
Section 2.05 Letters of Credit
Section 2.06 Funding of Borrowings
Section 2.07 Interest Elections
Section 2.08 Termination and Reduction of Revolving Commitments
Section 2.09 Evidence of Debt
Section 2.10 Repayment of Loans
Section 2.11 Prepayment of Loans
Section 2.12 Fees
Section 2.13 Interest
Section 2.14 Alternate Rate of Interest
Section 2.15 Increased Costs
Section 2.16 Break Funding Payments
Section 2.17 Taxes
Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs
Section 2.19 Mitigation Obligations; Replacement of Lenders

ARTICLE III REPRESENTATIONS AND WARRANTIES
Section 3.01 Organization; Powers
Section 3.02 Authorization; Enforceability
Section 3.03 Governmental Approvals; No Conflicts
Section 3.04 Financial Condition; No Material Adverse Effect
Section 3.05 Properties
Section 3.06 Litigation and Environmental Matters
Section 3.07 Compliance with Laws and Agreements
Section 3.08 Investment and Holding Company Status
Section 3.09 Taxes
Section 3.10 ERISA
Section 3.11 Disclosure
Section 3.12 Subsidiaries
Section 3.13 Insurance
Section 3.14 Labor Matters

i

Section 3.15 Solvency
Section 3.16 Security Interests
Section 3.17 Regulatory Matters
Section 3.18 Senior Indebtedness

ARTICLE IV CONDITIONS OF LENDING
Section 4.01 Closing Date
Section 4.02 Each Borrowing
Section 4.03 Each Incremental Loan

ARTICLE V AFFIRMATIVE COVENANTS
Section 5.01 Financial Statements and Other Information
Section 5.02 Notices of Material Events
Section 5.03 Information Regarding Collateral
Section 5.04 Existence; Conduct of Business
Section 5.05 Payment of Obligations
Section 5.06 Maintenance of Properties
Section 5.07 Insurance
Section 5.08 Casualty and Condemnation
Section 5.09 Books and Records; Inspection and Audit Rights
Section 5.10 Compliance with Laws
Section 5.11 Use of Proceeds
Section 5.12 Subsidiaries
Section 5.13 ACS Media Holdings LLC
Section 5.14 Further Assurances
Section 5.15 Ratings
Section 5.16 Hedging Agreements
Section 5.17 Compliance with Environmental Laws
Section 5.18 Conditions Subsequent to the Closing Date

ARTICLE VI NEGATIVE COVENANTS
Section 6.01 Indebtedness; Certain Equity Securities
Section 6.02 Liens
Section 6.03 Fundamental Changes; Lines of Business
Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions
Section 6.05 Asset Sales
Section 6.06 Sale and Leaseback Transactions
Section 6.07 Hedging Agreements
Section 6.08 Restricted Payments; Certain Payments of Indebtedness
Section 6.09 Transactions with Affiliates
Section 6.10 Restrictive Agreements
Section 6.11 Amendment of Material Documents
Section 6.12 Financial Covenants
Section 6.13 Fiscal Year

ARTICLE VII EVENTS OF DEFAULT

ARTICLE VIII THE ADMINISTRATIVE AGENT

ARTICLE IX MISCELLANEOUS
Section 9.01 Notices
Section 9.02 Waivers, Amendments
Section 9.03 Expenses; Indemnity; Damage Waiver
Section 9.04 Successors and Assigns
Section 9.05 Survival
Section 9.06 Counterparts; Integration; Effectiveness
Section 9.07 Severability
Section 9.08 Right of Setoff
Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process
Section 9.10 WAIVER OF JURY TRIAL
Section 9.11 Headings
Section 9.12 Confidentiality
Section 9.13 Interest Rate Limitation
Section 9.14 Patriot Act

SCHEDULES:

Schedule 1.01-A	—	Existing Liens
Schedule 1.01-B	—	Tender Offer Documents for Senior Subordinated Notes
Schedule 1.01-C	—	Tender and Consent Documents for Senior Unsecured Notes
Schedule 1.01-D	—	Excluded Owned Real Property
Schedule 2.01	—	Commitments
Schedule 3.05(b)	—	Operating Licenses
Schedule 3.05(c)(i)	—	Owned Real Property
Schedule 3.05(c)(ii)	—	Mortgaged Property
Schedule 3.05(c)(iii)	—	Leased Real Property
Schedule 3.06		Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance
Schedule 3.16(d)	—	Mortgage Filing Offices
Schedule 6.01(a)(viii)	—	Scheduled Indebtedness
Schedule 6.04	—	Scheduled Investments
Schedule 6.09	—	Affiliate Agreements
Schedule 6.10	—	Scheduled Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit B-2	—	Form of Opinion of Leonard A. Steinberg, Esq.
Exhibit B-3	—	Form of Opinion of Birch, Horton, Bittner & Cherot
Exhibit C	—	Form of Perfection Certificate
Exhibit D-1	—	Form of Security Agreement
Exhibit D-2	—	Form of Pledge Agreement
Exhibit E	—	Form of Mortgage
Exhibit F	—	Form of Parent Guarantee Agreement
Exhibit G	—	Form of Subsidiary Guarantee Agreement
Exhibit H		Form of Note
Exhibit I	—	Form of Intercompany Subordination Agreement

CREDIT AGREEMENT, dated as of February 1, 2005, among ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC., as Borrower, ALASKA COMMUNICATIONS SYSTEMS GROUP, INC., as Parent, the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders (the “Lenders”), and CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Agency, as Administrative Agent.

PRELIMINARY STATEMENTS:

(1)           In connection with the Transactions (as hereinafter defined), the Borrower desires to obtain from the Lenders financings (collectively, the “Financings”) in an aggregate principal amount of $380,000,000, comprised of (a) $335,000,000 in aggregate cash proceeds from a seven year senior secured term loan facility, and (b) $45,000,000 from a six year senior secured revolving facility with a subfacility for letters of credit and a subfacility for swing line loans, the proceeds of which will be used for (i) repayment in full of all amounts due under the Existing Credit Agreement (as hereinafter defined), (ii) repayment of a portion of the Senior Unsecured Notes (as hereinafter defined) and related tender premiums, (iii) payment of costs and expenses associated with the Transactions, (iv) funding of cash on to the balance sheet of the Borrower, and (v) the ongoing general corporate requirements of the Borrower and its Subsidiaries, including permitted acquisitions, dividends, capital expenditures and investments.

(2)           The Lenders have indicated their willingness to provide the Financings, but only on and subject to the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Security Documents and the provision of the guarantees pursuant to the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted EBITDA” means, for any period, for the Parent and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), Consolidated Net Income, adjusted by adding thereto, (a) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) provision for Taxes based on income, (iii) depreciation and amortization expense, (iv) (1) Transaction Expenses incurred in connection with the Transactions and the Registration Statement, including any amendments thereof or supplements thereto (including equity issuances thereunder) for its common stock and (2) other Transaction Expenses incurred after the date hereof to the extent not exceeding $2,500,000 in the aggregate in any fiscal year of the Borrower, (v) unrealized losses on financial derivatives recognized in accordance with Statement of Financial Accounting Standards No. 133, (vi) non-cash, stock-based compensation expense, (vii) extraordinary, non-recurring or unusual losses (including extraordinary, non-recurring or unusual losses on permitted sales or dispositions of assets and casualty events), (viii) the cumulative effect of a change in accounting principles and (ix) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months minus (b) to the extent included in determining Consolidated Net Income, the sum of (i) unrealized gains on financial derivatives recognized in accordance with Statement of Financial Accounting Standards No. 133, (ii) extraordinary, non-recurring or unusual gains (including extraordinary, non-recurring or unusual gains on permitted sales or dispositions of assets and casualty events), (iii) gains on sales of assets other than in the ordinary course of business and (iv) all other non-cash income.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Total Debt” means, on any date, Total Debt as of such date, minus the amount of unrestricted cash and cash equivalents of the Parent, the Borrower and the Subsidiaries as at said date not to exceed $20,000,000.

“Administrative Agent” means Canadian Imperial Bank of Commerce in its capacity as administrative agent for the Lenders hereunder, and any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, on any date, the sum of (a) the aggregate principal amount of all Term Loans and Incremental Loans outstanding on such date plus (b) the aggregate unused amount of the Revolving Commitment on such date plus (c) the aggregate Revolving Exposure on such date plus (d) the aggregate unused amount of Incremental Loan Commitments of each Series on such date.

“Aggregate Term Exposure” means, on any date, the aggregate principal amount of the Term Loans outstanding on such date.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime

Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Prepayment Percentage” means 50%, provided that (a) if the Senior Secured Leverage Ratio as at the last day of the most recent fiscal year shall be less than 3.00 to 1 but equal to or greater than 2.50 to 1, then such percentage shall be reduced to 25% and (b) if the Senior Secured Leverage Ratio as at the last day of the most recent fiscal year shall be less than 2.50 to 1, then such percentage shall be reduced to zero percent.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan, (i) 1.00% per annum, in the case of an ABR Loan, or (ii) 2.00% per annum, in the case of a Eurodollar Loan, and (b) with respect to any Revolving Loan, the applicable rate per annum set forth below in each case under the caption “ABR Spread” or “Eurodollar Spread”, as applicable, based upon the Total Leverage Ratio as of the most recent determination date, provided that for the first six months following the Closing Date, the “Applicable Rate” for purposes of clause (b) above shall be the applicable rate per annum set forth below in Category 2:

Total Leverage Ratio:	ABR Spread	Eurodollar Spread

Category 1 Greater than or equal to 4.25 to 1	1.25%	2.25%

Category 2 Less than 4.25 to 1.00 but greater than or equal to 3.75 to 1	1.00%	2.00%

Category 3 Less than 3.75 to 1.00 but greater than or equal to 3.25 to 1	0.75%	1.75%

Category 4 Less than 3.25 to 1	0.50%	1.50%

For purposes of the foregoing, (a) the Total Leverage Ratio shall be determined based upon the Parent’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b), as the case may be, and (b) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on the date that is three Business Days after the date on which the Parent’s consolidated financial statements are delivered pursuant to Section 5.01(a) or (b), as the case may be, and ending on the date immediately preceding the effective date of the next such change, provided that the Total Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

Notwithstanding the foregoing, (a) the Applicable Rate with respect to any Incremental Loan and any Incremental Loan Commitment of any Series means the rate per annum for such Incremental Loan and Incremental Loan Commitment agreed to by the Borrower and the respective Incremental Loan Lender or Lenders in the related Incremental Loan Amendment for such Series, except that in the event Incremental Loans are effected through an increase in Term Loans (as contemplated in Section 2.01(c)), the Applicable Rate for such Incremental Loans shall be the Applicable Rate for Term Loans in effect at the time the respective Incremental Loan Amendment is executed, and (b) if the Applicable Rate for either Type of any Series of Incremental Loans is greater than 0.25% above the Applicable Rate for such Type of Term Loans (after giving effect to any prior increase of such Applicable Rate pursuant to this paragraph), the Applicable Rate for such Type of Term Loans will be automatically adjusted upwards on the date upon which the Incremental Loans of such Series are made so that the Applicable Rate for such Type of such Series of Incremental Loans is not greater than 0.25% above such Applicable Rate for such Type of Term Loans (such adjustment upward to in any case maintain the existing spread between the Applicable Rates for such Types of Term Loans).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, CIBC World Markets Corp, J.P. Morgan Securities Inc. and Banc of America Securities LLC.

“Asset Sale” means (a) any sale of any Subsidiary or business unit or division of the Parent, the Borrower and the Subsidiaries or (b) the sale of any one or more exchanges of the Parent, the Borrower and the Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower (such approval from the Borrower not to be unreasonably withheld or delayed).

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority necessary in connection with the execution, delivery or performance of this Agreement and the other Loan Documents or in connection with the operation of the business of the Parent, the Borrower and the Subsidiaries.

“Available Cash” means, for any Reference Period, for the Parent, the Borrower and the Subsidiaries (determined on a consolidated basis, without duplication, for such Reference Period), the sum (which may be negative) of Adjusted EBITDA for such Reference Period minus

(a) the sum of (i) to the extent added to Consolidated Net Income in determining such Adjusted EBITDA, Cash Interest Expense paid or accrued in such Reference Period, (ii) Capital Expenditures made during such Reference Period, excluding any Capital Expenditures financed with the proceeds of (A) Indebtedness permitted hereunder and identified pursuant to Section 5.01(c) as having been applied to finance Capital Expenditures (other than any Capital Expenditures financed with the proceeds of Revolving Loans), (B) issuances of Equity Interests, (C) permitted sales of assets or (D) casualty or condemnation events, (iii) cash consideration paid for Permitted Acquisitions (excluding any such acquisitions to the extent financed with the proceeds of (A) Indebtedness permitted hereunder and identified pursuant to Section 5.01(c) as having been applied to finance acquisitions, (B) issuances of Equity Interests, (C) permitted sales of assets or (D) casualty or condemnation events), (iv) scheduled payments of principal of such Person’s Indebtedness made or payable during such Reference Period, (v) voluntary prepayments of Indebtedness of such Person made during such Reference Period (other than prepayments of Revolving Loans) and prepayments of the Loans made pursuant to paragraphs (c) and (d) of Section 2.11 during such Reference Period (other than prepayments of Revolving Loans), (vi) to the extent added to Consolidated Net Income in determining such Adjusted EBITDA, Taxes paid in cash for such Reference Period, (vii) to the extent added to Consolidated Net Income in determining such Adjusted EBITDA, Transaction Expenses incurred during such Reference Period other than Transaction Expenses financed with the proceeds of Indebtedness or issuances of Equity Interests, (viii) to the extent added to Consolidated Net Income in determining such Adjusted EBITDA, the cash cost of any extraordinary, non-recurring or unusual losses, during such Reference Period and (ix) to the extent added to Consolidated Net Income in determining such Adjusted EBIDTA, payments made in cash during such Reference Period on account of non-cash losses or non-cash charges expensed during or prior to such Reference Period, plus (b) to the extent not included in determining such Adjusted EBITDA, (i) the cash amount realized in respect of extraordinary, non-recurring or unusual gains, and (ii) the cash amount realized on gains on sales of assets, during such Reference Period.

“Available Equity Issuance Amount” means, with respect to the amount of Permitted Acquisitions or other Investments that may be made under Sections 6.04(f) and (p), or Restricted Payments that may be made under Section 6.08(a)(iv) or prepayments of Indebtedness that may be made under Section 6.08(b)(viii), as at any date of determination, (a) the aggregate amount of Net Proceeds received by the Parent or the Borrower from the sale or issuance of Equity Interests (other than Disqualified Stock and the Equity Issuance) during the period from the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of such Net Proceeds applied to make Permitted Acquisitions and Investments pursuant to Sections 6.04(f) and (p) from the Closing Date and prior to such date of determination plus (ii) the aggregate amount of such Net Proceeds applied to make Restricted Payments pursuant to Section 6.08(a)(iv) from the Closing Date and prior to such date of determination plus (iii) the aggregate amount of such Net Proceeds applied to make Capital Expenditures from the Closing Date and prior to such date of determination plus (iv) the aggregate amount of such Net Proceeds applied to prepay Indebtedness under Section 6.08(b)(viii)from the Closing Date and prior to such date of determination.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Alaska Communications Systems Holdings, Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Alaska are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Parent, the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent, the Borrower and its consolidated Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, for any period, for the Parent, the Borrower and the Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP, the excess of (a) the sum of (i) Consolidated Interest Expense plus (ii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in consolidated interest expense for such period minus (b) the sum of (i) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period (including deferred Transaction Expenses and other non-cash interest expense), plus (ii) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) any other non-cash amounts included in the determination of clause (a) above for such period, minus (c) the aggregate amount of all cash interest income earned in respect of Permitted Investments during such period.

“CFC” means a “controlled foreign corporation” under section 957 of the Code.

“Change in Control” means (a) the Parent fails to own 100% of the direct Equity Interests in the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than the Sponsor, of Equity Interests representing more than 35% on a fully diluted basis of the aggregate ordinary voting power for the election of directors of the Parent; (d) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent, (ii) appointed by directors so nominated nor (iii) designated or nominated by the Sponsor; or (e) the occurrence of a “Change of Control”, “Change in Control” or similar occurrence under any Material Indebtedness of the Borrower or any of the Subsidiaries.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any LC Issuer or any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CIBC” means Canadian Imperial Bank of Commerce.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Loans or Swingline Loans.  Each Series of Incremental Loan Commitments, Incremental Loan Borrowings or Incremental Loans shall be deemed a separate Class of Commitments, Borrowings or Loans, respectively, hereunder, unless such Series is deemed an increase to the Term Commitment (as contemplated by Section 2.01(c)), in which case the Incremental Loan Commitments, Incremental Loan Borrowings and Incremental Loans of such Series shall constitute part of the Term Commitments, Term Borrowings or Term Loans, as applicable.

“Closing Date” means the date on or prior to February 28, 2005 in which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property, assets or revenue of the Loan Parties subject to the Lien of any Security Documents (including all “Collateral” under and as defined in any applicable Security Document).

“Collateral Account” has the meaning specified in Section 4.01(q).

“Collateral Agent” has the meaning assigned to such term in the Security Agreement.

“Commitment” means a Revolving Commitment, Term Commitment or Incremental Loan Commitment, or any combination thereof (as the context requires).

“Communications Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including the FCC and the RCA) relating in any way to the offering or provision of communications.

“Communications Liability” means any liability, contingent or otherwise (including any liability for damages, costs, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Communications Law, (b) the generation or use of communications, (c) exposure to communications or radio frequency emissions or (d) any contract, agreement or other consensual agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Consolidated Interest Expense” means, for any period, the sum (for the Parent, the Borrower and the Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP), of all interest expense (including imputed interest expense in respect of Capital Lease Obligations) for such period.  For purposes of the foregoing, Consolidated Interest Expense shall be determined taking into account any net payments made or received by the Parent, the Borrower or any Subsidiary under Hedging Agreements.

“Consolidated Net Income” means, for the Parent, the Borrower and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for any period, the net income (or loss) after provision for taxes of the Parent, the Borrower and the Subsidiaries on a consolidated basis for such period taken as a single accounting period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Crest Assets” means assets acquired from Crest Communications L.L.C. and its Affiliates in consideration for cancellation or termination of existing obligations owed by Crest Communications L.L.C. to the Parent and its Subsidiaries.

“Cumulative Distributable Cash” means, for the Parent, the Borrower and the Subsidiaries as of any date of determination, the sum of (a) $55,000,000 plus (b) the amount of regularly-scheduled dividend payments to be made during the period commencing on the Closing Date through the date of delivery pursuant to Section 5.01 of the financial statements for the first full fiscal quarter following the Closing Date in an aggregate amount not to exceed $18,000,000, plus (c) net proceeds received from asset sales not required to be applied to prepay the Loans pursuant to Section 2.11(b)(i)(B), plus (d) Available Cash for the Reference Period most recently ended prior to such date, minus (e) the aggregate amount of (x) Restricted Payments made pursuant to Section 6.08(a)(iii), (y) payments in respect of Indebtedness made pursuant to Section 6.08(b)(vii)(B) and (z) Investments made pursuant to Section 6.04(o) net of any Recoveries thereof received during such Reference Period, in each case paid in cash during the period commencing on the Closing Date through the last day of such Reference Period.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:  (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise in whole or in part, in each case on or prior to the 180th day following the Term Maturity Date; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 180th day following the Term Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “Change of Control” occurring prior to the 180th day following the Term Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “Change of Control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the “asset sale” provisions and the “Change of Control” provisions, customarily contained in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933, in each case as reasonably determined by the Administrative Agent.

“Dividend Suspension Period” means any period (a) commencing on the date of delivery of a certificate pursuant to Section 5.01(c) showing that, for the then most recently ended period of four consecutive fiscal quarters of the Parent, the Total Leverage Ratio is greater than 5.00 to 1 (or on the date upon which the Borrower shall fail to deliver such certificate when required under Section 5.01(c)), and (b) ending on the date of delivery of a certificate pursuant to Section 5.01(c) showing that, for the then most recently ended period of four consecutive fiscal quarters of the Parent, the Total Leverage Ratio is equal to or less than 5.00 to 1.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lender” has the meaning specified in Section 2.17(f).

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or any State thereof.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the LC Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s  Subsidiaries.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or final and legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, natural resource damages, fines, penalties or indemnities), of the Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means the issuance of common stock of the Parent in connection with the Transactions for gross proceeds of up to $75,000,000 (it being understood that any gross proceeds in excess of $75,000,000 shall be deemed not to constitute the Equity Issuance).

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section

303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any LC Issuer, the Swingline Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (A) in the case of a designation of a new lending office, such Foreign Lender or (B) in the case of an assignment, the assignor of such Foreign Lender, was entitled, at the time of such designation or assignment (as the case may be), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) or (iii) is not applicable to amounts payable to such Foreign Lender at the time such Foreign Lender becomes party to this Agreement or designates a new lending office, unless either (x) such Foreign Lender becomes a party to this Agreement by assignment and the assignor of such Lender was entitled at the time of assignment to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a) (provided that such Foreign Lender shall not be entitled to receive additional amounts from the Borrower in excess of the amount to which its assignor was entitled) or (y) such withholding tax is imposed as a result of a change in applicable law, treaty or regulation that becomes effective after the date such Foreign Lender becomes a party to this Agreement or designates a new lending office, as applicable, and (d) any taxes, in the case of a Domestic Lender, attributable to such Lender’s failure to comply with Section 2.17(d).

“Existing Credit Agreement” means the Credit Agreement dated as of August 26, 2003 among the Borrower, the Parent, the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“FCC” means the United States Federal Communications Commission or any successor agency thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent, as applicable.

“Fixed Charges” means, for the Parent, the Borrower and the Subsidiaries for any period, the sum of (a) Cash Interest Expense plus (b) Taxes based on income of the Parent, the Borrower and the Subsidiaries paid in cash in respect of income for such period.

“Fixed Charges Coverage Ratio” means, as at the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA of the Parent, the Borrower and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such last day to (b) Fixed Charges for such period, provided that, until four complete fiscal quarters shall have elapsed subsequent to the Closing Date, Fixed Charges shall exclude cash interest expense paid on the Senior Subordinated Notes and the Senior Unsecured Notes and cash interest income received with respect to amounts held in the Senior Unsecured Notes Account, the Senior Subordinated Notes Account and the Collateral Account during such period and shall be calculated on an annualized basis for the period commencing on the Closing Date through and including the applicable date and shall then be multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period.

“Foreign Lender” has the meaning specified in Section 2.17(e).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreements” means the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all chemicals, materials, pollutants, contaminants, substances or wastes of any nature prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incremental Loan” has the meaning assigned to such term in clause (c) of Section 2.01.

“Incremental Loan Amendment” means any amendment to this Agreement pursuant to which Incremental Loan Commitments of any Series are established pursuant to Section 2.01(c).

“Incremental Loan Commitment” means, with respect to each Incremental Loan Lender of any Series, the commitment, if any, of such Lender to make Incremental Loans of such Series hereunder.  The initial amount of each Lender’s Incremental Loan Commitment of any Series will be specified in the Incremental Loan Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Loan Commitment of such Series.  The aggregate amount of the Incremental Loan Commitments on the Closing Date is zero and at any time thereafter shall not exceed $100,000,000.

“Incremental Loan Lender” means a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured), (f) all Guarantees by such Person of Indebtedness (other than Indebtedness to the extent included in clause (e)) of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) unless fully cash collateralized, all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) unless fully cash collateralized, all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding any of the foregoing, Indebtedness shall not include accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Materials” means (a) the Information Memorandum relating to the Borrower and the Transactions and provided by the Borrower to the Lenders in connection with the Borrower’s application for credit and (b) the Registration Statement as amended and supplemented through the date hereof.

“Information Memorandum” means the Confidential Information Memorandum dated January, 2005 relating to the Borrower and the Commitments, including the Borrower’s 10-Q statement as of September 30, 2004 and 10-K for 2003 attached thereto.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement covering Collateral, substantially in the form of Annex 1 to the Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement between the Loan Parties and the Administrative Agent, substantially the form of Exhibit I.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid in accordance with the terms of this Agreement.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six or (with the approval of each of the affected Lenders) nine or twelve months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any such Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means the acquisition of (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of any loans or advances to or capital contributions in, the Guarantee of any obligations of, or the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“LC Disbursement” means a payment made by an LC Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuer” means CIBC and each other Revolving Lender approved by the Administrative Agent and designated by the Borrower as an “LC Issuer” hereunder that has agreed to such designation and has been approved as an “LC Issuer” hereunder by the Administrative Agent (such approval not to be unreasonably withheld), each in its capacity as the issuer of Letters of Credit hereunder, and in each case its successors in such capacity as provided in Section 2.05.  Any LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Leased Real Property” means each parcel of real property leased or subleased by any Loan Party pursuant to any Real Property Lease.

“Lenders” has the meaning set forth in the preamble hereto.  The term “Lenders” also includes the Incremental Loan Lenders and, unless the context otherwise requires, the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as available) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the arithmetic mean of the rates at which dollar deposits in amounts approximately equal to the amount of each Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London offices of four major banks selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“License Subsidiary” means a Subsidiary of the Borrower, the sole purpose of which shall be to hold the Operating Licenses of one operating Subsidiary and to perform functions incidental thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Security Documents, the Intercompany Subordination Agreement and any promissory note executed and delivered pursuant to Section 2.09(d).

“Loan Parties” means the Borrower, the Parent and the Subsidiary Loan Parties.

“Loans” means the Term Loans, the Revolving Loans and the Incremental Loans and, as the context may require, the Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations, properties or financial condition of the Parent, the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate net amount (giving effect to any netting agreements) that the Parent, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means (a) each parcel of real property owned, leased or subleased by any Loan Party that is subject to a mortgage or leasehold mortgage under the Existing Credit Agreement, (b) all Mortgaged Property, (c) all Owned Real Property of a Loan Party with an assessed value in excess of $150,000 (other than the Owned Real Property listed on Schedule 1.01-D) and (d) each other parcel of real property that is owned or acquired by a Loan Party that is determined to be material to the business or operations of the Loan Parties, taken as a whole.

“Material Subsidiary” means any Subsidiary (a) which has total revenues equal to or greater than 5% of the total revenues of the Parent and its Subsidiaries on a consolidated basis, or (b) for which the fair market value of its assets is equal to or greater than 5% of the total assets of the Parent and its Subsidiaries on a consolidated basis, or (c) which has Adjusted EBITDA equal to or greater than 5% of the total Adjusted EBITDA of the Parent and its Subsidiaries on a consolidated basis, and in any case, includes any License Subsidiary and any Subsidiary that owns or leases any communications towers.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning set forth in Section 5.17(b).

“Mortgaged Property” means, initially, each parcel of owned real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.05(c)(ii), and after the Closing Date, any New Mortgaged Property; provided that in no event shall Mortgaged Property include any portion of the Crest Assets.

“Mortgage” means each of the mortgages, deeds of trust, trust deeds, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit E hereto and otherwise in form and substance reasonably satisfactory to the Administrative Agent covering the Mortgaged Properties, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Mortgaged Property” has the meaning set forth in Section 5.12.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by or on behalf of the Parent, the Borrower and the Subsidiaries (other than to an Affiliate of the Borrower except for the Sponsor) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or estimated to be payable) by the Parent, the Borrower and the Subsidiaries (including, without limitation, sales, VAT and transfer taxes which will be payable by the Parent, the Borrower and the Subsidiaries), and the amount of any reserves established by the Parent, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower); provided, however, that in the case of taxes that are deductible as estimated taxes under this clause (iii), the Parent, the Borrower or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for the Parent’s, the Borrower’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which the Parent, the Borrower or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Proceeds” of the type for which such taxes were reserved for all purposes hereunder.

“Obligations” has the meaning assigned to such term in (a) the Security Agreement, (b) the Pledge Agreement and (c) the Guarantee Agreements.

“Operating Licenses” means all material licenses, permits and other approvals issued by the FCC or RCA to the Parent, the Borrower or any Subsidiary, including any paging, mobile telephone, specialized mobile radio, microwave or other license, necessary for the operation of the business of the Parent, the Borrower and the Subsidiaries.

“Other Taxes” means any and all present or future recording stamp, documentary, excise, transfer, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, and any and all interest and penalties related thereto.

“Owned Real Property” means each parcel of owned real property listed on Schedule 3.05(c)(i).

“Parent” means Alaska Communications Systems Group, Inc., a Delaware corporation.

“Parent Guarantee Agreement” means the Guarantee Agreement dated as of the date hereof made by the Parent in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Participant” has the meaning assigned to such term in clause (e) of Section 9.04.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition, to the extent such acquisition occurs after the Closing Date, of all or substantially all the assets of, or shares or other Equity Interests in, a Person or division or line of business of a Person that is engaged in a reasonably related (ancillary or complementary) line of business or lines of business, as reasonably determined by the Board of Directors of the Borrower (or any subsequent Investment made in a previously acquired Permitted Acquisition), that was not preceded by an unsolicited tender offer for such Person, if immediately after giving effect thereto

(a)           no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(b)           all transactions related thereto shall be consummated in accordance with applicable law,

(c)           such acquired or newly formed corporation, partnership, association or other business entity shall be a domestic Wholly Owned Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.12 shall have been taken,

(d)           (i) the Administrative Agent shall have received a certificate of a Financial Officer to the effect that, after giving effect to such acquisition or formation, no Default or Event of Default shall have occurred and be continuing and the Borrower and its Subsidiaries will be in compliance with the covenants contained in Section 6.12 determined on a pro forma basis as if such acquisition had occurred at the beginning of the relevant periods for determining such compliance and as if any Indebtedness incurred in connection therewith was incurred at the beginning of such relevant periods (and as if any Indebtedness repaid was repaid at the beginning of such relevant period), together with (A) calculations in form and detail satisfactory to the Administrative Agent demonstrating such compliance and (B) all relevant financial information for such subsidiary or assets reasonably requested by the Administrative Agent, and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01), and

(e)           after giving pro forma effect to such acquisition or formation, no Dividend Suspension Period shall have commenced and be continuing or would result therefrom.

“Permitted Additional Indebtedness” means Indebtedness of the Parent or the Borrower (which may be guaranteed by the Subsidiaries, the Borrower and the Parent, as the case may be,) incurred after the date hereof, provided that (a) such Indebtedness (and any guarantees thereof) shall be senior subordinated notes and shall on the date of issuance provide a cash yield not to exceed a market rate of interest per annum, (b) such Indebtedness shall be unsecured (other than by the proceeds thereof held in escrow pending a Permitted Acquisition), (c) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Indebtedness shall be required prior to the 180th day following the Term Maturity Date (other than any repayment of proceeds thereof held in escrow pending a Permitted Acquisition), (d) the terms and conditions of such Indebtedness shall not be more restrictive on the Parent, the Borrower and the Subsidiaries than the terms and conditions customarily found in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933 or in a public offering, in each case as reasonably determined by the Administrative Agent, and any terms of subordination thereof shall also extend to cover obligations of the Parent, the Borrower and the Subsidiaries in respect of any Hedging Agreements to which the Borrower and any of the Lenders and their respective Affiliates are parties, (e) no Dividend Suspension Period or Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (f) the proceeds of such Indebtedness are applied, within 60 days of the incurrence thereof, (i) to finance one or more Permitted Acquisitions (including amounts to be held in escrow pending a Permitted Acquisition or to repay such Permitted Additional Indebtedness if the proceeds thereof were held in escrow pending a Permitted Acquisition that was not consummated), (ii) to effect mandatory prepayments pursuant to Section 2.11(b), (iii) to refinance, repurchase, defease, acquire or replace the Senior Unsecured Notes, or (iv) in respect of Restricted Payments and Capital Expenditures; provided  that, in the case of clause (iv) only, after giving pro forma effect to the incurrence of such Indebtedness and any Indebtedness repaid in connection therewith, the Total Leverage Ratio for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 is less than or equal to 4.25 to 1 on the date of  incurrence of such Indebtedness.

“Permitted Cost-Savings” means, in connection with each Asset Sale or Permitted Acquisition involving aggregate consideration in excess of $10,000,000 and permitted by the terms of this Agreement, those demonstrable cost-savings and other adjustments to be achieved in connection with such Asset Sale or Permitted Acquisition, as the case may be, for the 12-month period following the consummation of such Asset Sale or Permitted Acquisition, in an aggregate amount not to exceed 5% of Adjusted EBITDA for the most recently completed four fiscal quarter period, which cost-savings and other adjustments shall be calculated in accordance with Regulation S-X of the SEC as of each date of determination prior to the inclusion of the applicable cost-savings and other adjustments in the calculation of Permitted Cost-Savings, which cost-savings and calculation shall be set forth in a certificate from a Financial Officer of the Parent delivered to the Administrative Agent on such date of determination.  It is understood and agreed that, for the avoidance of duplication, no anticipated cost-savings or other adjustments shall be included in the calculation of Permitted Cost-Savings for any period to the extent such anticipated cost-savings or other adjustments are otherwise reflected in Adjusted EBITDA for such period by virtue of the achievement of actual cost-savings or other results that were part of the cost-savings or other adjustments anticipated to be achieved.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, credit ratings of at least A-1 by S&P or P-1 by Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof (A) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 or a foreign bank that has a combined capital and surplus and undivided profits of not less than $125,000,000 or (B) rated at least A by S&P or A2 by Moody’s as of the date of acquisition;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s, as of the date of acquisition;

(f)            money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (e) of this definition;

(g)           money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended,  (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, in each case, such requirements being measured or calculated as of the date of the acquisition of or investment in such Permitted Investment;

(h)           asset backed securities having ratings of at least AAA by S&P or Aaa by Moody’s, as of the date of acquisition;

(i)            auction rate securities, corporate bonds, medium term notes and euro notes issued by foreign or domestic entities having ratings of at least A by S&P or A2 by Moody’s, as of the date of acquisition; and

(j)            contributions to or investments related to the Parent’s, the Borrower’s or any Subsidiary’s obligations under deferred compensation plans and pension plans which plans have been approved by the Parent’s, the Borrower’s or such Subsidiary’s Board of Directors.

“Permitted Liens” means:

(a)           Liens imposed by law for taxes and other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law and Landlords’ liens, in each case, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days, (ii) do not in the aggregate materially detract from the value of such property or materially impair the use thereof in the business operations of the Parent, the Borrower and its Subsidiaries or (iii) are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (and Liens to secure bonds or letters of credit issued for such purpose);

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or deposits and other obligations of a like nature, in each case in the ordinary course of business (and Liens to secure bonds or letters of credit issued for such purpose);

(e)           judgment liens in respect of judgments, decrees, awards or attachments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            Permitted Encumbrances;

(g)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not interfere in a material manner with the ordinary conduct of business of the Borrower or any Subsidiary; and

(h)           Liens existing on the date hereof and listed on Schedule 1.01-A hereof and renewals, extensions and replacements thereof; provided that (i) the property covered thereby is not changed, (ii) the obligations secured thereby shall not be increased (other than to include accrued and unpaid interest, premiums, and fees, costs and expenses related thereto), (iii) no additional Loan Parties or their Subsidiaries shall become a direct or contingent obligor, and (iv) any renewal or extension of any Indebtedness secured thereby is permitted by Section 6.01(a)(viii) or (xv).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4064 or 4069 of ERISA be determined to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof among the Borrower, the Parent, the Subsidiaries party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D-2.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Parent, the Borrower or any Subsidiary, other than dispositions described in clauses (a) through (h) of Section 6.05, but only to the extent that the Net Proceeds therefrom have not been applied to acquire other property useful in the business of the Parent, the Borrower and the Subsidiaries within 360 days after such event; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent, the Borrower or any Subsidiary in an aggregate principal amount in excess of $2,000,000 in any fiscal year of the Borrower, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset or acquire other property useful in the business of the Parent, the Borrower and the Subsidiaries within 360 days after such event; or

(c)           the incurrence by the Parent, the Borrower or any Subsidiary of any Indebtedness, excluding Indebtedness permitted pursuant to Section 6.01 but including Permitted Additional Indebtedness except to the extent proceeds of such Permitted

Additional Indebtedness are applied within 60 days following such incurrence in accordance with clause (f) of the definition thereof.

“Prime Rate” means the rate of interest per annum publicly announced or established from time to time by Canadian Imperial Bank of Commerce as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective and such Prime Rate may not necessarily be the lowest rate extended to customers.

“Purchase Price” means, without duplication, with respect to any Permitted Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including any Indebtedness incurred pursuant to Section 6.01(a)(xv)), paid or delivered by the Borrower and the Subsidiaries in connection with such acquisition plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be required to be reflected on a balance sheet (if such were to be prepared) of the Borrower and the Subsidiaries after giving effect to such Permitted Acquisition.

“RCA” means the Regulatory Commission of Alaska or any other agency, commission or similar body succeeding to the functions of the Regulatory Commission of Alaska.

“Recoveries” means, with respect to any Investments, the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investments.

“Real Property Leases” means all leases of real property under which any Loan Party is a lessee from time to time with an annual rent in excess of $25,000 per year or that is otherwise determined to be material to the business or operations of the Loan Parties, taken as a whole.

“Reference Period” means, as at any date, the period commencing on April 1, 2005 and ending on the last day of the last fiscal quarter for which a certificate pursuant to Section 5.01(c) has been delivered by the Borrower prior to such date.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Registration Statement” means the Parent’s shelf registration statement on form S-3 under the Securities Exchange Act of 1933, with respect to its common stock filed with the SEC on December 20, 2004.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Incremental Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans, outstanding Incremental Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $45,000,000.

“Revolving Credit Maturity Date” means the date that is six years after the Closing Date or the first Business Day thereafter, if such date is not a Business Day.

“Revolving Exposure” means, (a) with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time and (b) with respect to all Revolving Lenders at any time, the sum of the outstanding principal amount of all Revolving Lenders’ Revolving Loans and LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure, or both.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Service.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Hedging Agreements” means (i) each interest rate Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into (unless such counterparty agrees with the Borrower not to be secured by the Collateral under the Loan Documents), and (ii) each other type of Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into that is designated by the Borrower to be a Hedging Agreement secured by the Collateral created under the Loan Documents.

“Secured Parties” shall have the meaning given such term in the Security Agreement.

“Security Agreement” means the Security Agreement dated as of the date hereof between the Borrower, the Subsidiary Loan Parties party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially the form of Exhibit D-1.

“Security Documents” means the Security Agreement, the Subsidiary Guarantee Agreements, the Parent Guarantee Agreement, the Pledge Agreement, the Intercompany Subordination Agreement, Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.14 to secure, or otherwise providing for collateral security for, any of the Obligations.

“Senior Secured Debt” means, with respect to Parent, the Borrower and the Subsidiaries on a consolidated basis at any time (without duplication), all Adjusted Total Debt of the Parent, the Borrower or any Subsidiary that is secured by a Lien on any assets of a Loan Party, other than any such Indebtedness that by its terms is expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent.

“Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Senior Secured Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrower and the Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ended on such date, all determined on a consolidated basis in accordance with GAAP.  If during any period for which Adjusted EBITDA is being determined the Parent, the Borrower or any Subsidiary shall have consummated any Asset Sale, or any Permitted Acquisition that involves the payment of aggregate consideration of $200,000 or more and, in the case of any Permitted Acquisition, to the extent that the entity or assets so acquired have not been sold, transferred or otherwise disposed of during the applicable period, then, for purposes of this definition, Adjusted EBITDA shall be determined on a pro forma basis (including giving pro forma effect to any Permitted Cost-Savings) as if such Permitted Acquisition or Asset Sale had been made or consummated on the first day of such period.

“Senior Subordinated Debt Documents” means the indenture and other agreements under which the Senior Subordinated Notes were issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Senior Subordinated Notes” means the $150,000,000 in aggregate principal amount of 9 3/8% senior subordinated notes issued by the Borrower pursuant to the Senior Subordinated Debt Documents on May 14, 1999.

“Senior Subordinated Notes Account” has the meaning specified in Section 4.01(q).

“Senior Unsecured Debt Documents” means the indenture and other agreements under which the Senior Unsecured Notes were issued and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Unsecured Notes” means the senior unsecured notes due 2011 issued by the Borrower pursuant to the Senior Unsecured Debt Documents on August 26, 2003.

“Senior Unsecured Notes Account” has the meaning specified in Section 4.01(q).

“Series” has the meaning assigned to such term in Section 2.01(c).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the assets of the Loan Parties (taken as a whole), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties (taken as a whole) will not have unreasonably small capital with which to conduct the business in which they are engaged.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Fox Paine Capital Fund, L.P. and its Affiliates (other than Affiliates that are operating companies or Controlled by operating companies).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Subsidiary Guarantee Agreement” means the Guarantee Agreement dated as of the date hereof made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Subsidiary Loan Party” means any Domestic Subsidiary and Foreign Subsidiary that is not a CFC that is formed or acquired by the Borrower or another Domestic Subsidiary or Foreign Subsidiary that is not a CFC other than ACS Television, L.L.C. and ACS Media Holdings LLC.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means CIBC INC., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to clause (a) of Section 2.04.

“Synthetic Lease Obligations” means, for any Person, obligations under any lease of any property that is not a capital lease in accordance with GAAP and in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, and any and all interest and penalties related thereto.

“Term Commitment” means, with respect to each Term Lender, the commitment, of such Term Lender to make Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term Commitments is $335,000,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Term Maturity Date” means the date that is seven years after the Closing Date or the first Business Day thereafter, if such date is not a Business Day.

“Total Debt” means, with respect to the Parent, the Borrower and the Subsidiaries as at any date (determined on a consolidated basis without duplication in accordance with GAAP), the sum of all Indebtedness consisting of Capital Lease Obligations, Synthetic Lease Obligations, Indebtedness for borrowed money (including Permitted Additional Indebtedness), Indebtedness in respect of the net present value of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, and Indebtedness arising out of the Guarantee of any of the foregoing of the Parent, the Borrower and the Subsidiaries on a consolidated basis at such time.

“Total Leverage Ratio” means, as at the last day of any fiscal quarter, the ratio of (a) Adjusted Total Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrower and the Subsidiaries for the period of four consecutive fiscal quarters of the Borrower ended on such date, all determined on a consolidated basis in accordance with GAAP.  If during any period for which Adjusted EBITDA is being determined the Parent, the Borrower or any Subsidiary shall have consummated any Asset Sale, or any Permitted Acquisition that involves the payment of aggregate consideration of $200,000 or more and, in the case of any Permitted Acquisition, to the extent that the entity or assets so acquired have not been sold, transferred or otherwise disposed of during the applicable period, then, for purposes of this definition, Adjusted EBITDA shall be determined on a pro forma basis (including giving pro forma effect to any Permitted Cost-Savings) as if such Permitted Acquisition or Asset Sale had been made or consummated on the first day of such period.

“Transaction Expenses” means actual out-of-pocket costs and expenses associated with the Transactions and any actual out-of-pocket costs and expenses incurred after the date hereof associated with any securities offering, investment or acquisition permitted hereunder (whether or not such offering, investment or acquisition is consummated).

“Transactions” means, collectively, (a) the tender and consent solicitation of the Senior Subordinated Notes pursuant to documentation substantially in the form attached hereto as Schedule 1.01-B, (b) the tender (for up to 35% of the Senior Unsecured Notes) and consent solicitation of the holders of the Senior Unsecured Notes to certain other aspects of the Transactions and amendments to the Senior Unsecured Debt Documents pursuant to documentation substantially in the form attached hereto as Schedule 1.01-C, (c) the entering into of this Agreement and the initial Loans made hereunder on the Closing Date, (d) the Equity Issuance, if any, and (e) the repayment of all obligations under the Existing Credit Agreement (and the termination of the commitments and security interests created thereunder).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE LOANS

Section 2.01  Commitments and Loans.

(a)                                  Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower on the Closing Date and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that on the Closing Date the maximum aggregate principal amount of Revolving Loans shall not exceed $5,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)                                 Term Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Commitment.  On the Closing Date, proceeds from the Term Loan will be deposited (i) in the Senior Unsecured Notes Account on terms satisfactory to the Administrative Agent in an amount equal to pay all amounts due to redeem Senior Unsecured Notes sufficient to reduce the outstanding principal balance of such Senior Unsecured Notes to $118,300,000 pursuant to the tender offer solicitation contemplated by the Transactions and (ii) in the Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to the difference of $157,687,146.35 less the amount of funds on deposit in the Senior Subordinated Notes Account on the Closing Date.  Amounts repaid in respect of Term Loans may not be reborrowed.

(c)                                  Incremental Loans.  At any time and from time to time, the Borrower may request that the Lenders (or other financial institutions agreed to by the Borrower and reasonably acceptable to the Administrative Agent, the consent of the Administrative Agent in respect thereof not to be unreasonably withheld) offer to enter into commitments to make additional term loans (each such loan being herein called an “Incremental Loan”) under this paragraph (c).  In the event that one or more of the Lenders (or such other financial institutions) offer, in their sole discretion, to enter into such commitments, and such Lenders (or financial institutions) and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders (or financial institutions) making such offers and the fees (if any) to be payable by the Borrower in connection therewith, such Lenders (or financial institutions) shall become obligated to make Incremental Loans under this Agreement in an amount equal to the amount of their respective Incremental Loan Commitments (and such financial institutions shall become “Incremental Loan Lenders” hereunder).  The Borrower, such Lenders (or financial institutions) and the Administrative Agent shall enter into an agreement (each such agreement being herein called an “Incremental Loan Amendment”) in form and substance satisfactory to the Administrative Agent.  The Incremental Loans to be made pursuant to any Incremental Loan Amendment between the Borrower and one or more Lenders (including any such new Lenders) in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Loans for all purposes of this Agreement.  Nothing contained in this Agreement shall be construed to obligate any Lender to provide any Incremental Loan Commitment or to obligate the Borrower to request an Incremental Loan Commitment from any Lender.  Incremental Loans will share in the Collateral under the Security Documents and the guarantees under the Guarantee Agreements to the same extent as each other Loan.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Loans:

(i)                                     the aggregate number of separate Series of Incremental Loans pursuant to all such requests hereunder shall not exceed five, and the minimum aggregate principal amount of Incremental Loan Commitments of any Series entered into pursuant to any single such request (and, accordingly, the minimum aggregate principal amount of Incremental Loans of such Series) shall be at least equal to $1,000,000;

(ii)                                  the aggregate principal amount of all Incremental Loan Commitments and all outstanding Series of Incremental Loans (including any increase in Term Loans as provided in clause (v) below) shall not exceed $100,000,000 (and once such limit is reached, no further Incremental Loan Commitments may be established hereunder notwithstanding that the aggregate principal amount of outstanding Incremental Loans shall have subsequently been reduced below such limit);

(iii)                               the maturity date for the Incremental Loans of any Series as specified in the Incremental Loan Amendment for such Series shall not be earlier than the Term Maturity Date;

(iv)                              no scheduled payments or repayments of principal of the Incremental Loans of any Series shall be required prior to the Term Maturity Date (but Incremental Loans shall be entitled to participate, to the extent provided in Section 2.11, in voluntary and mandatory prepayments on the same basis as existing Term Loans);

(v)                                 any Series of Incremental Loans may be effected through an increase in the Term Loans, in which case (w) any Incremental Loan Lender not already a Term Lender hereunder shall become a Term Lender, (x) anything in Section 2.18(c) to the contrary notwithstanding, the initial Term Loans made under the respective Incremental Loan Amendment shall be made solely by the Incremental Loan Lenders executing such Incremental Loan Amendment (but thereafter the provisions of Section 2.18(c) shall be applicable), (y) the initial Term Loans made under such Incremental Loan Amendment shall be either ABR Loans or Eurodollar Loans with an Interest Period ending on the last day of the earliest expiring then-outstanding Interest Period for Term Loans (so long as the same is at least one month after the date such Incremental Loans are made) and (z) as promptly as practicable following the making of such Incremental Loans (but in any event not later than the last day of such earliest-expiring then-outstanding Interest Period for Term Loans), such Incremental Loans shall be coordinated with all other Term Loans so that all outstanding Term Loans (including the portion thereof represented by Incremental Loans) of each Type are allocated ratably among the Term Lenders (including any Incremental Loan Lenders that have become Term Lenders) as required by Section 2.18(c); and

(vi)                              the Applicable Rate with respect to Terms Loans (including any Incremental Loans deemed an increase to the Term Loans) that are in existence on the date of each request for an Incremental Loan pursuant to this Section 2.01(c) may be increased pursuant to mark-to-market procedures set forth at the end of the definition of Applicable Rate.

Following the acceptance by the Borrower of the offers made by any one or more Lenders to make any Series of Incremental Loans pursuant to the foregoing provisions of this paragraph (c), each Incremental Loan Lender in respect of such Series of Incremental Loans severally agrees, subject to the terms and conditions set forth herein, to make such Incremental Loans to the Borrower during the period from and including the date of such acceptance to and including the commitment termination date specified in the Incremental Loan Amendment entered into with respect to such Series in an aggregate principal amount up to but not exceeding the amount of the Incremental Loan Commitment of such Incremental Loan Lender in respect of such Series as in effect from time to time.  Thereafter, subject to the terms and conditions of this Agreement, the Borrower may convert Incremental Loans of such Series of one Type into Incremental Loans of such Series of another Type (as provided in Section 2.07) or continue Incremental Loans of such Series of one Type as Incremental Loans of such Series of the same Type (as provided in Section 2.07).  Incremental Loans of any Series that are prepaid may not be reborrowed as Incremental Loans of the same Series.

Proceeds of Incremental Loans shall be available for any use permitted under the applicable provisions of Section 5.11.

Section 2.02  Loans and Borrowings.

(a)                                  Obligations of Lenders.  Each Loan of a particular Class (and, in the case of Incremental Loans, of a particular Series) (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of such Class (and, if applicable, of such Series) made by the Lenders ratably in accordance with their respective Commitments of such Class (and, if applicable, of such Series).  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Type of Loans.  Subject to Section 2.14, each Revolving Loan Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans or of Eurodollar Loans, in each case as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000.  Each Revolving Borrowing shall be in an aggregate amount that is an integral multiple of

$500,000 and not less than $1,000,000; provided that each Eurodollar Revolving Borrowing shall be subject to the provisions of the immediately preceding sentence.  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $200,000.  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

(d)                                 Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date or the Revolving Credit Maturity Date, as applicable.  In addition, the Borrower shall not be entitled to request, or to elect to convert or continue, any Loan into a Eurodollar Borrowing until the date one week after the Closing Date.

Section 2.03  Requests for Borrowings.  To request a Revolving Loan Borrowing or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of a Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     whether the requested Borrowing is to be a Revolving Loan Borrowing, a Term Loan Borrowing or an Incremental Loan Borrowing (including, if applicable, the respective Series of Incremental Loans to which such Borrowing relates);

(ii)                                  the aggregate amount of such Borrowing;

(iii)                               the date of such Borrowing, which shall be a Business Day;

(iv)                              whether such Borrowing is to be a Eurodollar Borrowing or ABR Borrowing;

(v)                                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified for a Revolving Loan, a Term Loan or an Incremental Loan, then the requested Borrowing shall be an ABR Borrowing.

If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  Notwithstanding the foregoing, the Types and (if applicable) durations of Interest Periods for the initial Borrowings hereunder shall be as specified in the Borrowing Request delivered pursuant to Section 4.01(q).

Section 2.04  Swingline Loans.

(a)                                  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent)), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05  Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby and, if available from the LC Issuer, commercial Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and any LC Issuer, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective LC Issuer) to an LC Issuer selected by it and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the respective LC Issuer, the Borrower also shall submit a letter of credit application on such LC Issuer’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Exposure shall not exceed the total Revolving Commitments and (ii) the total LC Exposure shall not exceed $25,000,000.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (2) the date that is three Business Days prior to the Revolving Credit Maturity Date, provided any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date three Business Days prior to the Revolving Credit Maturity Date).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the respective LC Issuer or the Lenders, such LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective LC Issuer, such Lender’s Applicable Percentage of each LC Disbursement made by such LC Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If an LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made (provided that if the Borrower is not notified prior to 11:00 a.m. New York time of such disbursement on the date thereof, the Borrower may make such reimbursements not later than 3:00 p.m. on the Business Day following such LC Disbursement provided that interest thereon is paid through such Business Day), provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Loan Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such LC Issuer the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such LC Issuer or, to the extent that

Revolving Lenders have made payments pursuant to this paragraph to reimburse such LC Issuer, then to such Lenders and such LC Issuer as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any LC Issuer for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement (other than with respect to the timing of such reimbursement obligation as set forth in this paragraph).

(f)                                    Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section and the Revolving Lenders obligations under paragraph (d) of this Section shall each be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (3) payment by the respective LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the LC Issuers, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective LC Issuer, provided that the foregoing shall not be construed to excuse an LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an LC Issuer (as finally determined by a court of competent jurisdiction), such LC Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The respective LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such LC Issuer shall promptly notify the Administrative

Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such LC Issuer has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Issuer and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation as set forth in paragraph (e) of this Section).

(h)                                 Interim Interest.  If the respective LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of such LC Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such LC Issuer shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of an LC Issuer.  Any LC Issuer may be replaced and additional LC Issuers may be added at any time by written agreement among the Borrower, the Administrative Agent, the replaced or existing LC Issuer and the successor or additional LC Issuer.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of such LC Issuer or the appointment of additional LC Issuers.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (1) the successor LC Issuer shall have all the rights and obligations of the replaced LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require.  After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent (any such account being herein called a “Letter of Credit Collateral Account”), an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.

Each deposit into the Letter of Credit Collateral Account shall be held by the Administrative Agent as collateral, for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be Permitted Investments, made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account and shall be the Borrower’s property held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement as described above.  Moneys in such account shall be applied by the Administrative Agent to reimburse the respective LC Issuer for LC Disbursements for which it has not been reimbursed or subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure, applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06  Funding of Borrowings.

(a)                                  Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the LC Issuer.

(b)                                 Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)                                  Nothing in this Section 2.06 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by any such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its Commitments hereunder).

Section 2.07  Interest Elections.

(a)                                  Elections by the Borrower.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request, and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert a Borrowing of Loans of any Class to a different Type of Loans of such Class or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued as Eurodollar Loans.

(b)                                 Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (1) in the case of a Eurodollar Borrowing, not later than 12:00 noon New York City time, three Business Days before the effective date of the election, or (2) in the case of an ABR Borrowing not later than 12:00 noon New York City time, one Business Day before the effective date of the election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Content of Notices.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)                                     the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Loans to which such Interest Election Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Notices by Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Certain Presumptions of Elections.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing, which delivery is prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Revolving Loan Borrowing or Term Loan Borrowing, as applicable, may be converted to or continued as a Eurodollar Borrowing and, unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)                                    A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

Section 2.08  Termination and Reduction of Revolving Commitments.

(a)                                  Scheduled Termination.  Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) if not sooner terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date and (iii) each Incremental Loan Commitment of any Series shall terminate on the applicable commitment termination date for such Series specified in the Incremental Loan Amendment for such Series.

(b)                                 Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving

Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c)                                  Notice of Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.09  Evidence of Debt.

(a)                                  Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 Maintenance of Records by Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof (and, in the case of Incremental Loans, the respective Series thereof) and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)                                  Presumptions of Records.  The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)                                 Promissory Notes.  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note (each a “Note”) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit H hereto.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.10  Repayment of Loans.

(a)                                  Revolving Loans and Swingline Loans.  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each

Revolving Lender the principal amount of the Revolving Loans on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Term Loans and Incremental Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Term Lender the principal amount of the Term Loans on the Term Maturity Date and (ii) for the account of each Incremental Loan Lender of any Series the principal amount of the Incremental Loans of such Series held by such Lender on the maturity date therefor set forth in the respective Incremental Loan Amendment for such Series.

Section 2.11  Prepayment of Loans.

(a)                                  Voluntary Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part (without premium or penalty, except as provided in Section 2.16), subject to the requirements of this Section.

(b)                                 Mandatory Prepayment upon Prepayment Events.  In the event that and on each occasion on which any Net Proceeds are received by or on behalf of the Parent, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received (or such later period after which the receipt thereof constitutes a prepayment event), prepay Loans in an aggregate amount equal to such Net Proceeds, in accordance with Section 2.11(h), provided that,

(i)                                     so long as no Event of Default has occurred and is continuing, in the case of any event described in clause (a) of the definition of the term Prepayment Event, no mandatory prepayments in respect of any such event shall be required pursuant to this Section 2.11(b) (A) in any single fiscal year until the date on which the Net Proceeds required to be applied as mandatory prepayments in the absence of this proviso equals or exceeds $5,000,000 for such fiscal year and (B) for any Net Proceeds received from the sale, transfer of other disposition of any property or asset of any Loan Party with a fair market value not to exceed $15,000,000 in the aggregate and which does not result in a reduction of Adjusted EBITDA by more than $1,000,000 after giving pro forma effect thereto; provided that the Borrower designate that such Net Proceeds are being used pursuant to this clause (B) and provide a calculation thereof demonstrating compliance with this clause (B) in the next quarterly Compliance Certificate delivered to the Administrative Agent under Section 5.01; and

(ii)                                  in the case of any event described in clause (c) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event within 60 days after receipt of such Net Proceeds as permitted in the definition of Permitted Additional Indebtedness, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 60-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

In addition, the Borrower shall immediately prepay the Loans in accordance with Section 2.11(h) by an amount equal to any amount that would otherwise constitute amounts that are required by the terms of the documents governing or evidencing any Permitted Additional Indebtedness to be applied to the prepayment of such Indebtedness.

(c)                                  Mandatory Prepayment upon Dividend Suspension Period.  The Borrower shall prepay the Loans in accordance with Section 2.11(h) within 60 days after the end of each fiscal quarter of the Borrower ending during any Dividend Suspension Period, in an aggregate amount equal to 50% of any increase in Cumulative Distributable Cash of the Borrower and the Subsidiaries during such fiscal quarter.

(d)                                 Mandatory Prepayment of Excess Cash Flow.  The Borrower shall prepay the Loans in accordance with Section 2.11(h) within 120 days after the end of each fiscal year of the Borrower commencing with the fiscal year ending on December 31, 2005, in an aggregate amount equal to the sum of the Applicable Prepayment Percentage of (i) any increase in Cumulative Distributable Cash of the Borrower and the Subsidiaries (x) solely for the fiscal year ending on December 31, 2005, during the period beginning on April 1, 2005 and ending on December 31, 2005 and (y) thereafter, during such fiscal year (it being understood that the determination of the amount referred to in clause (b) of the definition of “Cumulative Distributable Cash” in Section 1.01 shall not be deemed to be an increase in Cumulative Distributable Cash and shall be disregarded for purposes hereof) minus (ii) the aggregate amount of prepayments (if any) of Loans made during such period or such fiscal year, as applicable, pursuant to paragraph (c) above.

(e)                                  Mandatory Prepayment With Respect to Senior Unsecured Notes and Senior Subordinated Notes.  In the event that (i) the amount of funds placed in the Senior Unsecured Notes Account are not used to acquire Senior Unsecured Notes in a principal amount equal to $59,350,000 plus any accrued interest, consent fees, tender offer premiums and account maintenance fees, the Borrower will ratably repay the Term Loans in an amount equal to the funds remaining in the Senior Unsecured Notes Account no later than 90 days after the Closing Date, (ii) the Senior Unsecured Notes are not repaid prior to March 31, 2011, the Borrower shall prepay the Term Loans and Incremental Loans in full in cash on March 31, 2011, and (iii) the amount of funds placed in the Senior Subordinated Notes Account are not used to acquire all of the outstanding Senior Subordinated Notes plus any accrued interest, tender offer or call premiums and account maintenance fees, the Borrower will ratably repay the Term Loans in an amount equal to the funds remaining in the Senior Subordinated Notes Account no later than 90 days after the Closing Date. All amounts remaining in the Senior Unsecured Notes Account after payment of all amounts therein required to be applied pursuant to the foregoing clause (i) of this Section 2.11(e) may be withdrawn by the Borrower and all amounts remaining in the Senior Subordinated Notes account after payment of all amounts required to be applied pursuant to the foregoing clause (iii) of this Section 2.11(e) may be withdrawn by the Borrower.

(f)                                    Mandatory Prepayment of Revolving Loans.  In the event that and on each occasion on which the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans in an aggregate amount equal to such excess.

(g)                                 If Section 2.01 of this Agreement or the definition of “Applicable Rate” is amended or modified in the first year following the Closing Date in any manner that decreases the interest rate applicable to the Term Loans, the Borrower shall pay a premium to the Administrative Agent for the ratable benefit of the Lenders of the Term Loans equal to 1.00% of the principal amount of the Term Loans so repriced.

(h)                                 Notices of Prepayment, Etc.  The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent and the Swingline Lender, as applicable)) of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy (or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent)) of any mandatory prepayment hereunder not less than three Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(i)                                     Application of Mandatory Prepayments.  (i)  Any prepayment of Loans required to be made in any amount (the “Required Prepayment Amount”) pursuant to paragraph (b) or (c) of Section 2.11 shall be applied as follows:

First, there shall be applied to the Term Loans and Incremental Loans, ratably in accordance with the respective principal amounts thereof, a portion of the Required Prepayment Amount equal to the product of (i) the Required Prepayment Amount multiplied by (ii) a fraction, the numerator of which is the Aggregate Term Exposure and aggregate outstanding principal balance of Incremental Loans on such date and the denominator of which is the Aggregate Credit Exposure; and

Second, the balance of the Required Prepayment Amount shall be applied to the Revolving Loans, the unpaid LC Disbursements and the Swingline Exposure, ratably in accordance with the respective amounts thereof, except that (i) until the Revolving Loans and Swingline Loans have been paid in full, the portion thereof that would otherwise be applied to the unpaid LC Disbursements shall instead be applied ratably to Revolving Loans and Swingline Loans and (ii) any application of any Required Prepayment Amount to Revolving Loans or unpaid LC Disbursements or Swingline Exposure shall be without reduction of Revolving Commitments (unless otherwise elected by the Borrower in a notice delivered at the time of such prepayment pursuant to Section 2.08).

(ii)                                  Any prepayment of Loans required to be made pursuant to paragraph (d) of Section 2.11 shall be applied first, to the Revolving Loans, the unpaid LC Disbursements and the Swingline Exposure in accordance with the provisions of clause (i) above with respect to Revolving Loans, the unpaid LC Disbursements and the Swingline Exposure, and second, to the Term Loans and Incremental Loans in accordance with clause (i) above with respect to Term Loans and Incremental Loans.

Prepayments of Revolving Loans, Term Loans and Incremental Loans shall be applied first to ABR Loans and second to Eurodollar Loans (applied to Eurodollar Loans with Interest Periods in the order in which the respective Interest Periods therefor shall end).

Each prepayment of Loans pursuant to this paragraph (h) (other than prepayments of Revolving Loans that are ABR Loans prior to the end of the Revolving Availability Period) shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment and any amounts payable under Section 2.16 as a result of such prepayment.

Section 2.12  Fees.

(a)                                  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for account of the Revolving Lenders, a commitment fee, which shall be due and payable quarterly in arrears on each Interest Payment Date for Revolving Loans, calculated at the rate of 0.375% per annum on the average daily unused portion of the Revolving Commitments (for which purposes any outstanding Letters of Credit shall be deemed to be usage of the Revolving Commitments and the Swingline Exposure of such Lender shall be disregarded).

(b)                                 Participation Fee.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Loans that are Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the respective LC Issuer a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to any LC Issuer pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Agency Fee.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including any fees provided for therein that are payable upon the syndication of any Loans.

(d)                                 Payments of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the respective LC Issuer, in the case of fees payable to it) for distribution, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

Section 2.13  Interest.

(a)                                  ABR Loans.  (i) All Swingline Loans and (ii) the Revolving Loans, Term Loans or Incremental Loans comprising each ABR Borrowing, shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 Eurodollar Loans.  The Revolving Loans, Term Loans or Incremental Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Post Default Interest.  Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, including if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, all overdue amounts hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (c) of this Section.

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than prepayments of Revolving Loans that are ABR Loans prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  Basis of Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14  Alternate Rate of Interest.

Eurodollar Borrowings.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that dollar deposits in the London interbank market are not available in the amount of such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15  Increased Costs.

(a)                                  Change in Law.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any LC Issuer (except any such requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on any Lender or any LC Issuer or the London interbank market any other material condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender or such LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such LC Issuer hereunder (whether of principal, interest or otherwise), in each case by an amount deemed material by such Lender or LC Issuer, then in accordance with clause (c) below, the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any LC Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Issuer’s capital or on the capital of such Lender’s or such LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or the participation in Letters of Credit held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such LC Issuer’s policies and the policies of such Lender’s or such LC Issuer’s holding company with respect to capital adequacy), in each case by an amount deemed material by such Lender or such LC Issuer, then in accordance with clause (c) below, the Borrower will pay to such Lender or such LC Issuer such additional amount or amounts as will compensate such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates of Lender.  If any Lender or LC Issuer becomes entitled to claim any additional amounts pursuant to paragraph (a) or (b) of this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  A certificate of a Lender or an LC Issuer setting forth the amount or amounts necessary to compensate such Lender, such LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such LC Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Request for Compensation.  Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such LC Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

Section 2.17  Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without withholding or deduction for any Indemnified Taxes or Other Taxes, provided that, if any Loan Party shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholding and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer (as the case maybe) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Loan Parties.  In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent, each Lender and each LC Issuer, within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such LC Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than those resulting from the gross negligence or willful misconduct of such Administrative Agent, such Lender or such LC Issuer), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an LC Issuer, or by the Administrative

Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Foreign Lenders.  (i) Each Lender and LC Issuer that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed originals of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)                                  Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed originals of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)                               The Borrower and each Loan Party shall not be required to pay any additional amount to any Foreign Lender (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 2.17 or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 2.17(e); provided that if such Lender shall have satisfied the requirement of this Section 2.17(e) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 2.17(e) shall relieve the Borrower or any Loan Party of its obligation to pay any amounts pursuant to Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)                              The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 2.17(e).

(f)                                    Domestic Lenders.  Upon the request of the Administrative Agent, each Lender and LC Issuer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Domestic Lender”) shall deliver to the Administrative Agent two duly signed completed originals of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(g)                                 Indemnification for Withholding Taxes.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(h)                                 Refunds.  If the Administrative Agent or a Lender (or former Lender) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or former Lender) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or former Lender), agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or former Lender) in the event the Administrative Agent or such Lender (or former Lender) is required to repay such refund to such Governmental Authority.  Nothing contained in this paragraph shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 2.18  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                  Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 300 Madison Avenue, New York, New York 10017, except for payments to be made directly to the respective LC Issuer or Swingline Lender as expressly provided herein, and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees and other amounts then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and all unreimbursed LC Disbursements then due to such parties.

(c)                                  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing of a particular Class (including of a particular Series of Incremental Loans) shall be made from the relevant Lenders, each payment of commitment fee under Section 2.12 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class (including of a particular Series of Incremental Loans) under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class (including of a particular Series of Incremental Loans) shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class (including of a particular Series of Incremental Loans) shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment by the Borrower of interest on Loans of a particular Class (including of a particular Series of Incremental Loans) shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)                                 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                                  Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such LC Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders and such LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer, as the case may be, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19  Mitigation Obligations; Replacement of Lenders.

(a)           Designation of New Lending Office.  Prior to any Lender requesting compensation under Section 2.15, or the Borrower paying any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, such Lender shall use reasonable efforts (to the extent not inconsistent with such Lender’s applicable legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders affected thereby (or of an affected Class or of the type set forth in clauses (i) through (vii) of Section 9.02(b)) to consent thereto and, in each case, the Required Lenders have already consented thereto, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each LC Issuer and the Swingline Lender), which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations (to the extent funded by such Lender and not subsequently repaid) in LC Disbursements and Swingline Loans, accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).  Upon receipt by the applicable Lender of all amounts required to be paid to it pursuant to this Section 2.19(b), the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee shall be effective for purposes of this Section 2.19(b) and Section 9.04.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to the Lenders that:

Section 3.01  Organization; Powers.  The Parent, the Borrower and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, respectively, have all requisite power and authority to carry on their respective businesses as now conducted and as proposed to be conducted, and are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate and other powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) filings with the SEC that are necessary to consummate the tender and consent solicitation of the holders of the Senior Unsecured Notes or required in connection with the Equity Issuance or the tender and consent solicitation of the holders of the Senior Subordinated Notes, (b) will not violate any applicable law or regulation or the terms of the charter, by-laws or other organizational documents of the Parent, the Borrower or any of the Subsidiaries, or the terms of any of the Authorizations, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents.

Section 3.04  Financial Condition; No Material Adverse Effect.

(a)           Financial Statements.  The Borrower has heretofore furnished to the Lenders (i) audited consolidated and consolidating balance sheets and related statements of income, stockholder’s equity and cash flows of the Parent and its subsidiaries for the fiscal years ending on December 31 of 2002 and 2003, in each case prepared by Deloitte & Touche LLP, or other independent public accountants of recognized national standing, and (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholder’s equity and cash flows of the Parent and its subsidiaries and for each fiscal quarter ended after December 31, 2003 and at least 45 days before the Closing Date.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Pro Forma Financial Statements.  The Borrower has heretofore furnished to the Lenders (i) the unaudited pro forma consolidated balance sheet of the Borrower and the Subsidiaries as of September 30, 2004 and (ii) the related unaudited pro forma consolidated income statement (including a calculation of Adjusted EBITDA) of the Borrower and the Subsidiaries for the period of four fiscal quarters then ended, in each case prepared giving effect to the Transactions as if the Transactions had occurred on the last day of such period.  Such pro forma financial statements (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Materials (which assumptions were believed by the Borrower to be reasonable as of the date of the Information Materials), (ii) were based, after due inquiry, on the best information available to the Borrower when made, (iii) accurately reflect all material adjustments necessary to give effect to the Transactions and (iv) present a good faith estimate of the pro forma financial position of the Borrower, (A) in the case of such pro forma consolidated balance sheet, as of the end of such period as if the Transactions had occurred on the last day of such period and (B) in the case of such pro forma consolidated income statement, as if the Transactions had occurred on the first day of such period.

(c)           Absence of Liabilities.  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Materials and except for the Disclosed Matters, after giving effect to the Transactions, the Borrower does not have, as of the Closing Date, any material contingent or other material liabilities, unusual material long-term commitments or material unrealized losses.

(d)           Absence of Material Adverse Effect.  Since December 31, 2003, no event or circumstance has occurred that has had or could reasonably be expected to have a material adverse effect on the business, assets, results of operations, properties or financial condition of the Parent, the Borrower and the Subsidiaries, taken as a whole.

Section 3.05  Properties.

(a)           Title.  (i) As of the date hereof, each of the Parent, the Borrower and the Subsidiaries has good fee simple title to all of the Owned Real Property listed on Schedule 3.05(c)(i) hereto and a valid leasehold interest in all of the Leased Real Property set forth on Schedule 3.05(c)(iii) hereto, and good title to all personal property material to the business of the Parent, the Borrower and the Subsidiaries, taken as a whole, except, in each case, for such defects in title that do not materially interfere with the ability of the Parent, the Borrower and the Subsidiaries, taken as a whole, to conduct their business as currently conducted or to utilize such properties for their intended purposes, free and clear of all Liens, other than Liens created or permitted by any Loan Documents and (ii) each Real Property Lease is the legal, valid and binding obligation of the applicable Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent enforceability thereof may be limited by applicable insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Intellectual Property; Operating Licenses.  Each of the Parent, the Borrower and the Subsidiaries owns, or is licensed to practice, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Parent, the Borrower and the Subsidiaries, taken as a whole, and the conduct of the business by the Parent, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Schedule 3.05(b) accurately and completely lists as of the date hereof, all Operating Licenses granted or assigned to the Parent, the Borrower or any of the Subsidiaries, or under which the Parent, the Borrower and the Subsidiaries will have the right to operate their respective businesses, and such Operating Licenses are sufficient for the Parent, the Borrower and its Subsidiaries to conduct in all material respects the business of the Parent, the Borrower and its Subsidiaries, taken as a whole, as of the date hereof.

(c)           Real Property.  (i) As of the date hereof, set forth on Schedule 3.05(c)(i) hereto is a list of all real property owned by any Loan Party with an assessed value of $25,000 or more, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, province, record owner and an assessed value thereof, which list is complete and accurate in all material respects; (ii) set forth on Schedule 3.05(c)(ii) is a complete and accurate list of all Mortgaged Property owned by the Parent, the Borrower or any Subsidiary, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, province, record owner and an assessed value thereof; and (iii) set forth on Schedule 3.05(c)(iii) hereto is a list of all Leased Real Property under which the Parent, the Borrower or any Subsidiary is the lessee, showing as of the Closing Date the names of the lessor and lessee, the location of such real property, the expiration date of such leases, the square footage of the leased premises, if available, and the annual rental cost thereof, which list is complete and accurate in all material respects. As of the Closing Date, the Mortgaged Property constitutes all of the Material Real Property of the Loan Parties.

(d)           Condemnations, Etc.  As of the date hereof, neither the Parent, the Borrower nor any of the Subsidiaries has received written notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  As of the date hereof, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 3.06  Litigation and Environmental Matters.

(a)           Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any of the Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Disclosed Matters.  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07  Compliance with Laws and Agreements.  Each of the Parent, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders (including any Environmental Law or Communications Law, the Patriot Act, margin regulations, FCC and RCA regulations and ERISA) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08  Investment and Holding Company Status.  Neither the Parent, the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

Section 3.09  Taxes.  Each of the Parent, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) failures to file or cause to be filed or pay or cause to be paid that would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to the Borrower or the Subsidiaries is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent, the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  On the date as of which such information is dated or certified (or if not dated or certified, as of the date such information was furnished) none of the Information Materials, as modified or supplemented by other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender prior to the Closing Date contains any material misstatement of fact which makes such information misleading in any material respect at such time in light of the circumstances under which such information was provided nor omits to state any material fact necessary to make the statements therein, at such time in the light of the circumstances under which such information was provided, not misleading in any material respect (in each case, taken as a whole), provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

Section 3.12  Subsidiaries.  The Parent does not as of the Closing Date have any subsidiaries other than the Borrower and the Subsidiaries.  Schedule 3.12 is a complete and correct list of the Subsidiaries as of the date hereof, together with, for each Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 3.12, as of the Closing Date (x) each of the Parent, the Borrower and the Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 3.12, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

Section 3.13  Insurance.  Schedule 3.13 sets forth a description of all material insurance maintained by or on behalf of the Parent, the Borrower and the Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid.  The Parent and the Borrower believe that the insurance maintained by or on behalf of the Parent, the Borrower and the Subsidiaries is adequate with respect to the business of the Parent, the Borrower and the Subsidiaries, taken as a whole.

Section 3.14  Labor Matters.  As of the Closing Date there are no strikes, lockouts or slowdowns against the Parent, the Borrower or any Subsidiary pending or, to the knowledge of the Parent and the Borrower, threatened.  The hours worked by and payments made to employees of the Parent, the Borrower and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as would not reasonably be expected to have a Material Adverse Effect, all payments due from the Parent, the Borrower or any Subsidiary, or for which any claim may be made against the Parent, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent, the Borrower or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent, the Borrower or any Subsidiary is bound.

Section 3.15  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date, as applicable, and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans on the Closing Date, the Loan Parties (taken as a whole) are Solvent.

Section 3.16  Security Interests.

(a)           Pledge Agreement.  The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Equity Interests of the Borrower and each Subsidiary pledged pursuant thereto and all Indebtedness of each Loan Party to the Borrower or any other Loan Party and, when the portion of such Collateral constituting instruments or certificated securities (as defined in the Uniform Commercial Code as in effect in the State of New York) is delivered to the Collateral Agent, such security interest shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

(b)           Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

(c)           Intellectual Property.  When the Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office within the time period specified by applicable law, the security interests created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on United States patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof), and it being further understood that, to the extent that the United States federal trademark, patent and copyright laws are not applicable to the perfection of security interests, the filing of financing statements under Section 3.16(b) shall perfect the Liens granted by the Loan Parties on such intellectual property to the extent perfection can be obtained by filing UCC financing statements.

(d)           Mortgages.  When the Mortgages are filed in the offices specified on Schedule 3.16(d), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02 and the applicable Permitted Encumbrances with respect to such Mortgaged Property.

Section 3.17  Regulatory Matters.  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrower nor any of the Subsidiaries (a) has failed to comply with any Communications Law or to obtain, maintain or comply with any permit, license or other approval required under any Communications Law, (b) has become subject to any Communications Liability, (c) has received notice of any claim with respect to any Communications Liability or (d) knows of any basis for any Communications Liability.

Section 3.18  Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Debt Documents and Senior Unsecured Debt Documents, entitled to the benefits and provisions provided for therein.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.01  Closing Date.  The obligations of the Lenders to make Loans, and of the LC Issuers to issue Letters of Credit, hereunder is subject to the condition precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a)           Counterparts of Agreement.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Opinions of Counsel.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, substantially in the form of Exhibit B-1, (ii) Leonard A. Steinberg, Esq., counsel to the Loan Parties, substantially in the form of Exhibit B-2 and (iii) Birch, Horton, Bittner & Cherot, Alaskan regulatory counsel for the Loan Parties, substantially in the form of Exhibit B-3.  The Borrower hereby requests such counsel to deliver such opinions.

(c)           Corporate Documents.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Parent, the Borrower and the Subsidiaries, the authorization of the Transactions to occur on the Closing Date and any other legal matters relating to the Parent, the Borrower and the Subsidiaries, the Loan Documents or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)           Fees and Expenses.  The Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date in connection with the Transactions, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Shearman & Sterling LLP) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)            Security Documents.  The Administrative Agent shall have received the Security Agreement, the Pledge Agreement, Parent Guarantee Agreement and Subsidiary Guarantee Agreement, duly executed and delivered by the respective Loan Parties party thereto, together with the following:

(i)            all certificates representing all the outstanding shares of Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party as of the Closing Date and required to be pledged under the Pledge Agreement (except that stock certificates representing shares of common stock of a Foreign Subsidiary that is a CFC may be limited to 66% of the outstanding shares of common stock of such first-tier Foreign Subsidiary), all promissory notes evidencing intercompany Indebtedness owed to any Loan Party as of the Closing Date, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

(ii)           all documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral owned or to be acquired on or before the Closing Date and intended to be created under the Security Agreement and the Pledge Agreement;

(iii)          a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties, in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released; and

(iv)          except as set forth in Section 5.17, evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement and the Pledge Agreement has been taken (including, without limitation, receipt of duly executed payoff letters.

(g)           Intercompany Subordination Agreement.  The Administrative Agent shall have received the Intercompany Subordination Agreement, duly executed and delivered by each Loan Party.

(h)           Insurance.  Subject to Section 5.18(d), the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the insurance required by Section 5.07 and the Security Agreement is in effect.

(i)            Consents and Approvals.  All consents and approvals required to be obtained from any Governmental Authority or other Person (including the board of directors of each Loan Party and, if applicable, the required consents from the holders of the Senior Unsecured Notes) in connection with the Transactions shall have been obtained, copies thereof shall have been delivered to the Administrative Agent, in each case without the imposition of any conditions reasonably expected to have a Material Adverse Effect or to affect the rights or security of the Lenders hereunder.

(j)            Financial Information. (i) The Lenders shall have received (x) an unaudited pro forma consolidated balance sheet of the Parent, the Borrower and the Subsidiaries as of the Closing Date after giving effect to the Transactions as if they occurred on the last day of the most recently completed fiscal quarter of the Borrower ended at least 45 days prior to the Closing Date and (y) an unaudited pro forma consolidated income statement of the Parent, the Borrower and the Subsidiaries giving effect to the Transactions as if they had occurred at the beginning of the periods presented, including a calculation of Adjusted EBITDA, for the last reported fiscal year and for the year-to-date period ended on the most recently completed fiscal quarter of the Borrower ended at least 45 days prior to the Closing Date, (ii) the most recently available year-to-date unaudited consolidated balance sheet and income statement of the Parent and its Subsidiaries and (iii) the pro forma balance sheet and income statement provided in clause (i) above shall reflect that on the Closing Date either the Total Leverage Ratio shall not exceed 4.40 to 1 or the Senior Secured Leverage Ratio shall not exceed 2.75 to 1, in each case in this clause (ii) deducting from the Total Leverage Ratio and the Senior Secured Leverage Ratio amounts held in the Senior Unsecured Notes Account to fund the tender offer for the Senior Unsecured Notes in connection with the Transactions, amounts held in the Senior Subordinated Notes Account which will be applied to fund the tender offer for and redeem the Senior Subordinated Notes and amounts held in the Collateral Account.

(k)           (i) The principal of and interest on all loans outstanding under, and all other amounts due with respect to, the Existing Credit Agreement shall have been repaid in full, (ii) all commitments to lend under the Existing Credit Agreement shall have been terminated, (iii) all obligations under or relating to the Existing Credit Agreement and all Liens and security interests relating to all of the foregoing shall have been discharged and (iv) the Administrative Agent shall have received satisfactory evidence of such repayment, termination and discharge.

(l)            No more than $5,000,000 in aggregate principal amount of Revolving Loans shall be outstanding on the Closing Date after giving effect to the Transactions.

(m)          After giving effect to the Transactions and the other transactions contemplated hereby, on the Closing Date, Parent and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit hereunder, (b) the Senior Subordinated Notes, (c) the Senior Unsecured Notes, and (d) other Indebtedness permitted under Sections 6.01(a).

(n)           The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower dated as of the Closing Date and satisfactory to the Administrative Agent attesting to the Solvency of the Loan Parties taken as a whole before and after giving effect to the Transactions.

(o)           The Administrative Agent shall have received evidence that notice of the Transactions has been given to Moody’s and S&P and shall have received confirmation of, or notice of any announcement by Moody’s or S&P of any change or possible change in, the Borrower’s senior secured debt rating as a result of the Transactions.

(p)           (i) The Transactions shall have been consummated on terms, with a structure and in a manner reasonably satisfactory to the Administrative Agent, it being understood that (x) the Equity Issuance may not be consummated by the Closing Date, and (y) the tender offer solicitations for the Senior Subordinated Notes and the Senior Unsecured Notes will not be consummated until up to 10 Business Days following the Closing Date, (ii) all conditions precedent to the consummation of the tender offer for the Senior Unsecured Notes shall have been waived by the Borrower except for the lapse of 20 Business Days from the commencement thereof, (iii) the requisite number of holders shall have consented to amend the Senior Unsecured Debt Documents in a manner satisfactory to the Administrative Agent and such amendment shall be in full force and effect, and (iv) the Administrative Agent shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Equity Interests in which Subsidiaries is being pledged pursuant to the Loan Documents, including the terms and conditions of the charter, bylaws and each class of Equity

Interest in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(q)           Collateral Accounts.  Separate collateral accounts shall have been established with the Administrative Agent or its sub-agent on terms satisfactory to the Administrative Agent to hold (i) funds for the repayment of the Senior Subordinated Notes (the “Senior Subordinated Notes Account”), (ii) funds for the repayment of the portion of the Senior Unsecured Notes that are tendered on the Closing Date (the “Senior Unsecured Notes Account”), and (iii) proceeds of the Term Loans deposited to the collateral account pursuant to Section 2.01(b)(ii) (the “Collateral Account”), and cash proceeds from the Equity Issuance and cash on the balance sheet of the Borrower shall have been, or concurrently will be, deposited into the Senior Subordinated Notes Account which together with the amounts deposited in the Collateral Account will be equal to the outstanding principal, interest and tender and call premiums required to repay the Senior Subordinated Notes in full.

(r)            Borrowing Request.  The Administrative Agent shall have received a duly completed Borrowing Request for the initial Borrowing hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the LC Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on February 28, 2005 (and, in the event such conditions are not so satisfied or waived at or prior to such time, this Agreement shall not become effective).

Section 4.02  Each Borrowing.  The obligation of each Lender to make a Loan (including an Incremental Loan and a Swingline Loan) on the occasion of any Borrowing, and of each LC Issuer to issue, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)           Truth of Representations.  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or on the date of issuance, renewal or extension of such Letter of Credit, as applicable (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)           Absence of Defaults.  At the time of and immediately after giving effect to such Borrowing, or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Parent and Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03  Each Incremental Loan.  The obligation of each Incremental Loan Lender of any Series to make an Incremental Loan of such Series is subject to the satisfaction of the additional condition that no Dividend Suspension Period shall have occurred and be continuing as of the date of such Borrowing and to the receipt by the Administrative Agent of a certificate to such effect, dated the date of the making of such Incremental Loan and signed by the President, a Vice President or a Financial Officer of the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or fully collateralized in a manner reasonably satisfactory to the LC Issuers with cash and/or letters of credit) and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 5.01  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent:

(a)           within 100 days after the end of each of its fiscal year of the Borrower, the Parent’s audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (except if approved by such accountants and disclosed in reasonable detail therein), provided that if Parent is required to deliver the financial statements and other information set forth in this paragraph to the Securities and Exchange Commission on an earlier date, Parent shall deliver such information to the Administrative Agent when such information is delivered to the SEC;

(b)           within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Parent’s unaudited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (except if approved by such accountants and disclosed in reasonable detail therein), subject to normal year-end audit adjustments and the absence of footnotes, provided that if Parent is required to deliver the financial statements and other information set forth in this paragraph to the Securities and Exchange Commission on an earlier date, Parent shall deliver such information to the Administrative Agent when such information is delivered to the SEC;

(c)           within 60 days after the end of each fiscal year of the Borrower and concurrently with any delivery of financial statements under clause (b) above, a certificate of a Financial Officer of the Borrower

(i)            certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(ii)           setting forth (x) reasonably detailed calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio and Fixed Charges Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower then ended and of the amount of Adjusted EBITDA, Available Cash, Available Equity Issuance Amount and Cumulative Distributable Cash (including the aggregate amount of Capital Expenditures and acquisitions, including any Permitted Acquisitions, financed with the proceeds of Indebtedness permitted hereunder and identifying the clause of Section 6.01 that such Indebtedness is permitted under, and whether or not such Indebtedness constitutes Revolving Loans), (y) reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04, 6.05, 6.08 and 6.12 and (z) the amount of dividends, if any, that the Borrower intends to pay on the immediately succeeding date on which the Borrower’s dividend policy provides for dividends to be paid by the Borrower; and

(iii)          stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines);

(e)           not later than 60 days after the commencement of each fiscal year of the Borrower beginning on or after January 1, 2006, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget (it being understood that any such projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Borrower, and that no assurances are offered that such projections will be realized)) and, promptly when available, any significant revisions of such budget;

(f)            reasonably promptly after the same become publicly available, copies of each annual report, proxy or financial statement or other material report or communication sent to stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, as the case may be, and promptly following any reasonable request therefor by the Required Lenders (through the Administrative Agent), copies of all material periodic and other reports and other materials filed by the Borrower or any Subsidiary with the FCC or the RCA, or any Governmental Authority succeeding to any or all of the functions of the FCC or the RCA, as applicable provided, that documents required to be delivered pursuant to Section 5.01(a), (b) and (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on EDGAR or another relevant website established by the SEC, if any, to which each Lender and the Administrative Agent have access; provided, however, that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender if the Administrative Agent or such Lender requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents; and

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request in connection with the Loan Documents.

Section 5.02  Notices of Material Events.  The Parent and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent, the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $3,000,000;

(d)           the commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation,

adverse modification or adverse conditioning of any Authorization or Operating License that could reasonably be expected to result in a Material Adverse Effect; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03  Information Regarding Collateral.

(a)           Change of Name or Location, Etc.  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of organization, any office in which it maintains material books or records relating to Collateral owned by it or any office or facility at which material Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or other organizational identification number.  The Parent and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Parent and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)           Annual Officer’s Certificate.  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date, if any, or the date of the most recent certificate delivered pursuant to this Section.

Section 5.04  Existence; Conduct of Business.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, Operating Licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, including the renewal and maintenance of all Authorizations, except for those the failure to maintain, preserve or keep in full force and effect could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05  Payment of Obligations.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to pay all its material Tax liabilities and all material lawful claims that, if unpaid, might by law become a Lien upon its property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06  Maintenance of Properties.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent, the Borrower and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and unforeseen accidents excepted, and is and will be in compliance with all terms and conditions of the Operating Licenses and Authorizations and all Communications Laws, including all standards or rules imposed by the FCC and the RCA or as imposed under any agreements with telephone companies and customers, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07  Insurance.  The Parent and the Borrower will cause to be maintained on behalf of the Borrower and the Subsidiaries, with financially sound and reputable insurance companies or associations (or with adequate self-insurance arrangements) (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  The Borrower will furnish to the Administrative Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

Section 5.08  Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding in excess of $2,000,000 and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.

Section 5.09  Books and Records; Inspection and Audit Rights.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP.  Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (with the Borrower having the right to have representatives present during such discussions), all at such reasonable times and as often as reasonably requested (but at the expense of the Borrower for only one visit during any fiscal year of the Borrower unless an Event of Default shall have occurred and be continuing).

Section 5.10  Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders, including the Patriot Act, all other laws and regulations relating to money laundering and terrorist activities and Environmental Laws, of any Governmental Authority applicable to it or its property, including the payment of any regulatory fees required by the FCC and the RCA, any fees associated with the Operating Licenses or Authorizations, and all regulatory reporting and accounting requirements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11  Use of Proceeds.  The proceeds of the Revolving Loans and the Letters of Credit will be used by the Borrower for working capital and general corporate purposes, including Permitted Acquisitions, Capital Expenditures, dividends and Investments.  The proceeds of the Incremental Loans will be used by the Borrower for working capital and general corporate purposes, including Permitted Acquisitions and Capital Expenditures but excluding dividends and Investments (other than Permitted Acquisitions).  The proceeds of the Term Loans will be used to (a) repay all outstanding loans under the Existing Credit Agreement, together with accrued and unpaid interest thereon and all other amounts payable thereunder, and pay a portion of the principal of and accrued and unpaid interest on, and other amounts owing in respect of, the Senior Unsecured Notes, including related tender premiums), (b) pay all costs and expenses associated with the Transactions and (c) fund cash onto the balance sheet of the Borrower.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

Section 5.12  Subsidiaries.  If any Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent thereof and, if such Subsidiary is a Subsidiary Loan Party, (a) the Borrower will cause such Subsidiary to execute and deliver a Supplement to the Security Agreement in the form attached thereto pursuant to which such Subsidiary will become a party to, and agree to be bound by, the Security Agreement, a Subsidiary Guarantee Agreement, and additional Security Documents (or supplements thereto) within twenty Business Days after such Subsidiary is formed or acquired, and, within thirty Business Days after such Subsidiary is formed or acquired, take such actions to create and perfect Liens on such Subsidiary’s assets granted pursuant to the Security Documents to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Equity Interest in or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such Equity Interests and any promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within twenty Business Days after such Subsidiary is formed or acquired and shall deliver to the Administrative Agent the following:

(i)            certificates (if any) representing all the outstanding Equity Interests of such Subsidiary owned by or on behalf of any Loan Party, promissory notes (if any) evidencing intercompany Indebtedness owed to such Subsidiary, and powers and instruments of transfer, endorsed in blank, with respect to such certificates and promissory notes;

(ii)           all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral and intended to be created under the Security Agreement and the Pledge Agreement; and

(iii)          all documents required to be delivered under Section 5.14(b)(ii) with respect to any Material Real Property of such Subsidiary;

Notwithstanding the foregoing, if such Subsidiary is not a Subsidiary Loan Party, then the Borrower shall (and shall cause each Subsidiary Loan Party) to take the action described in clause (b) above (and, as applicable, the actions described in clauses (i) and (ii) above) in order that the Administrative Agent shall have the benefits of a Lien securing the obligations of the Borrower or such Subsidiary Loan Party hereunder and under the other Loan Documents with respect to 66% of the voting Equity Interests and 100% of all other Equity Interests of such Subsidiary directly owned by the Borrower and such Subsidiary Loan Party.

In addition to the foregoing, if any Subsidiary is formed or acquired after the Closing Date (whether or not such Subsidiary is a Subsidiary Loan Party), the Borrower will cause such Subsidiary to execute a counterpart of the Intercompany Subordination Agreement and deliver the same to the Administrative Agent.

Section 5.13  ACS Media Holdings LLC.  In the event that ACS Media Holdings LLC becomes a Material Subsidiary after the Closing Date, the Borrower will cause such Subsidiary to take all actions required by and in accordance with Section 5.12.

Section 5.14  Further Assurances.

(a)           Execution of Additional Documents.  The Parent and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Parent and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           Acquisition of Material Assets.  (i) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Parent, the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting collateral security under the Security Agreement that become subject to the Lien of the Security

Agreement upon acquisition thereof and assets of the type that are specifically excluded from the grant of security under the Security Documents or by the terms of this Agreement), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Parent and the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties; provided that no Mortgages will be required to be placed on any of the Crest Assets.

(ii)           Notwithstanding the generality of the foregoing or anything to the contrary contained in this Section 5.14, upon the acquisition of any Material Real Property (a “New Mortgaged Property”) by any Loan Party, then the Parent or the Borrower shall, or shall cause the applicable Subsidiary to, in each case at such Loan Party’s expense, (A) within 45 days after such acquisition, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such New Mortgaged Property and (B) within 60 days (which dates in clauses (A) and (B) herein may be extended for up to an additional 90 days by the Administrative Agent in its sole discretion) after such acquisition, furnish to the Administrative Agent (1) each of the items set forth in Section 5.18(b), in each case in respect of such New Mortgaged Property (provided that surveys shall be furnished in accordance with the terms of Section 5.18(b)(iii) only to the extent reasonably requested by the Administrative Agent and only to the extent surveys can reasonably be provided under applicable climate conditions ) and (2) such other approvals, opinions or documents as the Administrative Agent may reasonably request; provided that this paragraph shall not apply to any Material Real Property acquired in connection with the Crest Assets.

(c)           Operating Licenses.  (i) Upon the request of the Administrative Agent, to the extent permitted by applicable law at the time of such request, the Parent and the Borrower shall grant, or cause the applicable Subsidiary Loan Party to grant, to the Administrative Agent a direct security interest in the Operating Licenses within 60 days after receipt of such request; provided that, to the extent FCC or RCA consent shall be required in connection with granting such security interest (but excluding foreclosure and the exercise of other remedies for enforcement hereunder), such consent shall be requested within 30 days after receipt of such request and upon receipt of such FCC or RCA consent, such security interest shall be granted within 10 Business Days thereof, such security interest to the extent permitted by applicable law to be deemed effective as of the later of (A) the time such security interest is otherwise required to be granted or (B) the date on which the granting Loan Party was assigned or obtained control over such Operating License, provided further that, to the extent FCC and/or RCA approval shall be required under applicable law for (I) the operation and effectiveness of any grant, right or remedy hereunder or under any other Loan Document or (II) taking any action that may be taken by the Administrative Agent, the LC Issuer or any Lender hereunder or under any other Loan Document, such grant, right, remedy or actions will be subject to such prior FCC and/or RCA approval having been obtained by or in favor of the Administrative Agent, the LC Issuer or Lender, as applicable.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, neither the Administrative Agent, the LC Issuer nor any Lender shall, without first obtaining the approval of the FCC and/or RCA, as applicable, take any action pursuant to this Agreement or any other Loan Document which would constitute or result in an assignment (other than the granting of the security interest under the Loan Documents) of any Operating License held by the Parent, the Borrower or any Subsidiary or any change of control of the Parent, the Borrower or any Subsidiary if such assignment or change in control would require, under then applicable law, the prior approval of the FCC and/or the RCA, and voting rights in any Collateral representing control of any license, permit or other authorization of the FCC and/or RCA shall remain in the holder thereof authorized by the FCC and/or RCA until all such necessary consents shall have been obtained.  Each of the Parent and the Borrower agrees to take, and the Borrower agrees to cause each of its Subsidiaries to take, in each case upon the occurrence and during the continuance of an Event of Default, any action that the Administrative Agent may reasonably request in order to obtain from the FCC and/or RCA or any other Governmental Authority such approval as may be necessary to enable the Administrative Agent to assign or transfer control of the Operating Licenses pursuant to the Loan Documents; provided, that neither the Parent, the Borrower nor any of the Subsidiaries shall be required to execute any form, certificate or application partly or wholly in blank or to execute any such document signed subject to penalties for false statements that contains assertions or statements that the Parent, the Borrower or any such Subsidiary does not know to be true or which fails to contain information which the Parent, the Borrower or any such Subsidiary believes in good faith is required to be included for such form, certificate or application to be materially complete and not misleading.

(ii)           Except to the extent prohibited by any applicable rule or regulation of the RCA or FCC as in effect as of the date hereof, or unless the Borrower and the Administrative Agent shall otherwise agree (such agreement not to be unreasonably withheld), the Parent and the Borrower agree to take all actions necessary or desirable to cause all Title III authorizations issued by the FCC and all Operating Licenses to continue to be held by the applicable License Subsidiaries.

(iii)          Except to the extent prohibited by any applicable rule or regulation of the RCA or FCC as in effect as of the date hereof, or unless the Borrower and the Administrative Agent shall otherwise agree (such agreement not to be unreasonably withheld), the Parent and the Borrower agree to take all actions necessary or desirable to cause each after-acquired Operating License to be held in the applicable License Subsidiary, provided that to the extent the Borrower or the applicable Subsidiary shall not have received FCC or RCA approval with respect to the foregoing at the scheduled closing of the acquisition of such Operating License, the Borrower shall comply with the foregoing requirement as soon as practicable following such acquisition (but in any event within 120 days after such acquisition (or such longer period as may be agreed by the Administrative Agent, such agreement not to be unreasonably withheld)).

Section 5.15  Ratings.  The Borrower will at all times maintain senior secured credit ratings for the Loans with Moody’s and S&P.

Section 5.16  Hedging Agreements.  Within 180 days of the Closing Date, not less than 50% of the aggregate principal amount of then outstanding Indebtedness for borrowed money of the Loan Parties shall be, for a period of at least two years measured from the Closing Date, either (x) fixed rate debt or (y) debt subject to one or more Hedging Agreements with one or more of the Lenders or Arrangers or an Affiliate of any thereof (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000) approved by the Administrative Agent, that effectively enables the Loan Parties (in a manner reasonably satisfactory to the Administrative Agent) to protect themselves as to interest rates or (z) any combination of (x) and (y) above to accomplish the foregoing.

Section 5.17  Compliance with Environmental Laws.  The Parent and the Borrower will comply, and cause each Subsidiary and use its commercially reasonable efforts (which efforts shall include making reasonable efforts to ensure that all applicable leases, licenses or other such agreements include provisions requiring such compliance) to:  cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits; obtain and renew and cause each Subsidiary to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, to the extent required by Environmental Laws, except where and to the extent that the failure to comply with Environmental Laws, obtain or renew Environmental Permits or to conduct such cleanup, removal, remedial or other action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any other Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

Section 5.18  Conditions Subsequent to the Closing Date.  The Borrower agrees to deliver and cause the Subsidiaries to deliver to the Administrative Agent by the dates indicated below (which dates may be extended for up to an additional 90 days by the Administrative Agent at its sole discretion) the following:

(a)           within 45 days following the Closing Date, deposit account control agreements and, to the extent reasonably requested by the Collateral Agent, securities account control agreements referred to in the Security Agreement, duly executed by each depositary bank or securities intermediary referred to in the Security Agreement;

(b)           within 60 days following the Closing Date (except as otherwise specified herein), Mortgages covering the Mortgaged Properties, duly executed by the Parent, the Borrower or the applicable Subsidiary, together with:

(i)            evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Lenders and that all filing and recording taxes and fees necessary to record the Mortgages in the applicable recording offices have been paid,

(ii)           with respect to the Mortgaged Properties, fully paid American Land Title Association Lender’s title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages of the Mortgaged Properties to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable,

(iii)          with respect to the Mortgaged Properties, to the extent requested by the Administrative Agent, and within 6 months following the Closing Date (which date may be extended by up to an additional 90 days by the Administrative Agent at its sole discretion), American Land Title Association/American Congress on Surveying and Mapping form surveys in form and substance satisfactory to the Administrative Agent for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the filing of the related Mortgage, certified to the Administrative Agent and First American Title Insurance Company (or such other title insurance company as may be agreed upon by the Borrower and the Administrative Agent) in a manner and by a surveyor reasonably satisfactory to the Administrative Agent,

(iv)          evidence of the insurance required by the terms of the Mortgages,

(v)           to the extent reasonably requested by the Administrative Agent, favorable opinions of local counsel to the Parent, the Borrower and the Subsidiaries with respect to the Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent, and

(vi)          with respect to the Mortgaged Properties, such other consents, agreements and confirmations of third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid and first subsisting Liens on the property described in the Mortgages has been taken;

(c)           within 30 days following the Closing Date, either (i) evidence that procedures for dissolution of ACS Television, L.L.C. have commenced with the Secretary of State of the state of its formation or (ii) an executed counterpart of the applicable Security Documents duly executed by ACS Television, L.L.C.; and

(d)           within 5 Business Days following the Closing Date (to the extent not previously delivered on the Closing Date), a final insurance certificate in form and substance satisfactory to the Administrative Agent and other evidence requested by the Administrative Agent that the insurance required by Section 5.07 and the Security Agreement is in effect.

Section 5.19  Nortel Liens.  The Borrower agrees (i) to use commercially reasonable efforts to terminate or amend each of the UCC-1 financing statements in favor of Nortel Networks, Inc. (“Nortel”) that are outstanding on the Closing Date (the “Nortel Liens”) or take other action satisfactory to the Administrative Agent, in any case, in a manner that ensures that the Nortel Liens (x) only cover equipment or other assets that are leased or acquired after the Closing Date or (y) are junior to the Liens in favor of the Collateral Agent, and (ii) to ensure that, until the actions specified in clause (i) above have been taken to the satisfaction of the Administrative Agent, such Nortel Liens do not secure more than $3,000,000 in payments owed to Nortel at any one time outstanding.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated (or fully collateralized in a manner reasonably satisfactory to the LC Issuers with cash and/or letters of credit) and all LC Disbursements have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

Section 6.01  Indebtedness; Certain Equity Securities.

(a)           Indebtedness.  The Parent and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents (including in respect of Incremental Loans);

(ii)           Indebtedness in respect of (a) the Senior Subordinated Notes; provided that the Borrower agrees to call all Senior Subordinated Notes that are not tendered by the closing date for the tender offer in connection with the Transactions so that no such Indebtedness is outstanding 45 days after the Closing Date and (b) the Senior Unsecured Notes in an aggregate principal amount not to exceed $118,300,000 plus an amount equal to the amounts held in the Senior Unsecured Notes Account pending consummation of the tender offer in connection with the Transactions, minus the principal amount of Senior Unsecured Notes acquired in such tender offer;

(iii)          Permitted Additional Indebtedness;

(iv)          Indebtedness of the Parent to the Borrower or of the Borrower to the Parent, of the Parent or the Borrower to any Wholly-Owned Subsidiary and of any Wholly-Owned Subsidiary (other than a License Subsidiary) to the Parent or the Borrower or any other Wholly-Owned Subsidiary, provided that Indebtedness of any Wholly-Owned Subsidiary that is not a Loan Party to the Borrower or any Wholly-Owned Subsidiary that is a Loan Party shall be subject to Section 6.04;

(v)           Guarantees (A) by the Borrower of Indebtedness of the Parent or any Subsidiary and by any Subsidiary of Indebtedness of the Parent, the Borrower or any other Subsidiary and (B) by the Parent of any Indebtedness of the Borrower or any Subsidiary, provided that Guarantees by the Parent, the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi)          Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

(vii)         Indebtedness incurred by the Parent, the Borrower or any of the Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance;

(viii)        Indebtedness outstanding on the date hereof and listed on Schedule 6.01(a)(viii) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof) or making any such Indebtedness materially more burdensome on the Loan Party party thereto);

(ix)           Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Parent, the Borrower or any Wholly-Owned Subsidiary pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness), so long as (A) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (B) the sum of the principal amount of all such Indebtedness under this clause (ix) together with all Indebtedness under clause (xv) of this Section 6.01 shall not exceed $30,000,000 for all such Indebtedness at any one time outstanding and the aggregate principal amount of all Indebtedness under this clause (ix) shall not exceed $20,000,000 at any one time outstanding;

(x)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xi)           without duplication, Indebtedness permitted as Investments pursuant to Section 6.04;

(xii)          Indebtedness with respect to workmen’s compensation claims, self-insurance, performance bonds, surety bonds, appeal bonds or other similar bonds required in the ordinary course of business that do not result in a Default or an Event of Default;

(xiii)         Senior unsecured Indebtedness of the Borrower, which may be guaranteed by the Parent and the Subsidiaries, in an aggregate principal amount outstanding at any time not to exceed the sum of (A) the amount required to refinance in full the Senior Unsecured Notes then outstanding (including outstanding principal, accrued interest and tender or call premiums); provided that the proceeds of such issuance are used to repay, repurchase, redeem or otherwise satisfy the Senior Unsecured Notes in full within 35 days following such incurrence, and (B) $50,000,000; provided further that (a) such Indebtedness (and any guarantees thereof) shall on the date of issuance provide a cash yield not to exceed a market rate of interest per annum, (b) such Indebtedness shall be unsecured (other than by the proceeds thereof held in escrow pending a Permitted Acquisition), (c) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Indebtedness shall be required prior to the 180th day following the Term Maturity Date (other than any repayment of proceeds thereof held in escrow pending a Permitted Acquisition), (d) the terms and conditions of such Indebtedness shall not be more restrictive on the Parent, the Borrower and the Subsidiaries than the terms and conditions customarily found in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933 or in a public offering, in each case as reasonably determined by the Administrative Agent, (e) no Dividend Suspension Period or Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom giving pro forma effect to the use of proceeds of such Indebtedness (including the refinancing of the Senior Unsecured Notes) and (f) the proceeds of such Indebtedness are applied as set forth in clause (A) and with respect to such Indebtedness specified in clause (B), are applied, within 60 days of the incurrence thereof, (i) to finance one or more Permitted Acquisitions (including amounts to be held in escrow pending a Permitted Acquisition or to repay such Indebtedness if the proceeds thereof were held in escrow pending a Permitted Acquisition that was not consummated), or (ii) to effect mandatory prepayments pursuant to Section 2.11(b);

(xiv)        Indebtedness of the Parent, the Borrower or any of the Subsidiaries consisting of (A) the financing of insurance premiums in the ordinary course of business or (B) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business; and

(xv)         so long as no Default has occurred and is continuing, additional Indebtedness (whether or not secured) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)) provided the aggregate principal amount of all such Indebtedness when together with all Indebtedness under clause (ix) of this Section 6.01 shall not exceed $30,000,000 for all such Indebtedness at any time outstanding and the aggregate principal amount of all Indebtedness under this clause (xv) shall not exceed $20,000,000 for all such Indebtedness at any time outstanding.

In the event that any item of Indebtedness meets more than one of the categories set forth above, the Borrower in its sole discretion may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

(b)           Disqualified Stock.  The Parent and the Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests which would be Disqualified Stock.

Section 6.02  Liens.  The Parent and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Loan Documents;

(b)           Permitted Liens;

(c)           any Lien on any property or asset of the Parent, the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 1.01-A, provided that (i) such Lien shall not apply to any other property or asset of the Parent, the Borrower or any Subsidiary (other than proceeds or replacements thereof) and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of fees, premiums and interest on such obligations or fees in connection with such extensions, renewals and replacements thereof);

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Parent, the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (other than a License Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent, the Borrower or any Subsidiary (other than proceeds or replacements thereof) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent of fees, premiums, and interest on such Indebtedness or on refinancings, refundings, renewals, extensions or replacements thereof;

(e)           Liens on assets of the Parent, the Borrower or a Subsidiary securing Indebtedness permitted by Section 6.01(a)(xv);

(f)            any interest or title of a lessor, lessee, licensor, licensee, sublicensee or sublessor or sublessee under any lease, license, sublicense or sublease entered into by the Parent, the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased;

(g)           Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Parent, the Borrower or any of the Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements (and proceeds thereof);

(h)           Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)            Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent, the Borrower or any of the Subsidiaries on deposits with or in possession of such banks, other than those relating to Indebtedness;

(j)            Liens securing insurance premium financing arrangements;

(k)           Liens on the Crest Assets in favor of the seller of such assets to the Parent and its Subsidiaries and Liens in favor of any subsequent purchaser of the Crest Assets in connection with the transaction to purchase such assets.

(l)            Liens on amounts being held in escrow pending a Permitted Acquisition; and

(m)          Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Parent, the Borrower and its Subsidiaries) the amounts specified in Section 6.01(a)(xv) at any one time.

Section 6.03  Fundamental Changes; Lines of Business.

(a)           Fundamental Changes.  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than a License Subsidiary) may merge into the Borrower so long as the Borrower is the surviving entity, and any Person (other than a License Subsidiary) may merge into or consolidate with a Subsidiary (other than a License Subsidiary) in connection with a Permitted Acquisition so long as the surviving entity is a Subsidiary and (if any party to such merger or consolidation is a Subsidiary Loan Party) the surviving entity is a Subsidiary Loan Party, (ii) any Subsidiary may merge into or consolidate with any other Subsidiary and, if either such Subsidiary is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party, (iii) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in any sale or other disposition permitted under Section 6.05, and (iv) any Subsidiary (other than a License Subsidiary (excluding ACS Television License Sub, Inc.)) may liquidate or dissolve if the Borrower determines in its good faith business judgment that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 6.04 and 6.08.

(b)           Lines of Business.  (i) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent (determined on a consolidated basis) in any business other than businesses of the type conducted (or proposed or contemplated to be conducted and identified to the Administrative Agent) by the Borrower and the Subsidiaries on the date hereof and businesses reasonably related, incidental or ancillary thereto.

(ii)           No License Subsidiary will engage in any business or activity other than holding the applicable Operating License and activities incidental thereto.

(iii)          No License Subsidiary will sell, transfer, lease or otherwise dispose of any Operating License or any Authorization material to the business of the Loan Parties.

Section 6.04  Investments, Loans, Advances, Guarantees and Acquisitions.  The Parent and the Borrower will not, and will not permit any of the Subsidiaries to make or permit to exist any Investment except:

(a)           Permitted Investments;

(b)           Investments by the Parent, the Borrower and the Subsidiaries in Equity Interests in their respective subsidiaries, provided that any such Equity Interests held by a Loan Party shall be pledged to the Administrative Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents (subject to the limitations applicable to Foreign Subsidiary Equity Interests referred to in Section 4.01(f)(i));

(c)           loans or advances made by the Parent, the Borrower or any Subsidiary Loan Party to the Parent, the Borrower or any Subsidiary Loan Party, provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents;

(d)           (i) Guarantees constituting Indebtedness permitted by Section 6.01, provided that no Subsidiary shall guarantee Permitted Additional Indebtedness unless, if applicable, such guaranty is subordinated to the Obligations on the same terms as such Indebtedness and (ii) Guarantees by the Parent, the Borrower or any Subsidiary of the obligations (other than Indebtedness) of the Parent, the Borrower or any Subsidiary;

(e)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f)            Permitted Acquisitions, provided that (i) the aggregate Purchase Prices of all Permitted Acquisitions under this clause (f) shall not exceed $250,000,000 and (ii) if, on the date of any Permitted Acquisition, the aggregate Purchase Price of such Permitted Acquisition, together with the aggregate Purchase Prices of all prior Permitted Acquisitions occurring after the Closing Date, shall exceed $150,000,000, then such excess amount as at such date shall not be greater than the Available Equity Issuance Amounts as at such date, and at the time of such Permitted Acquisition, the Borrower shall deliver a certificate of a Financial Officer stating the portion of the Purchase Price of such Permitted Acquisition being made from the Available Equity Issuance Amounts, and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such Permitted Acquisition;

(g)           loans and advances to employees, directors or consultants in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and temporary advances to employees or directors in respect of income taxes related to the exercise of stock options) to the extent permitted under the Sarbanes-Oxley Act of 2002, as amended, in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(h)           Investments by the Parent, the Borrower and the Subsidiaries in Hedging Agreements permitted under Section 6.07;

(i)            extensions of trade credit or the holding of receivables owing to the Parent, the Borrower or any Subsidiary if created or acquired in the ordinary course of business;

(j)            payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k)           Investments that are financed or acquired with Equity Interests of the Parent;

(l)            Investments set forth on Schedule 6.04 (and other investments received in respect thereof without the payment of additional cash consideration);

(m)          Investments made with Net Proceeds to the extent permitted to be so applied or reinvested as set forth in the definition of Prepayment Event and as contemplated by Section 2.11(b);

(n)           Investments received as consideration in connection with sales, transfers or other dispositions permitted under this Agreement;

(o)           so long as no Default or Dividend Suspension Period has occurred and is continuing, other Investments, the amount of which is deducted from Available Cash for the Relevant Period in which made pursuant to clause (iv) of the definition of such term in Section 1.01, in an aggregate amount not to exceed the amount of Cumulative Distributable Cash at such time, provided that, after June 30, 2005, no Investment shall be made under this clause (o) prior to the date 5 days after the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer stating the amount of such Investment to be made pursuant to this clause (o) and demonstrating that the sum of (A) Cumulative Distributable Cash through the most recent fiscal quarter as of which financial statements have been delivered to the Lenders under Section 5.01 minus (B) the amount of such Investment, is greater than zero;

(p)                                 so long as no Default or Dividend Suspension Period has occurred and is continuing, other Investments in an aggregate amount not to exceed the Available Equity Issuance Amount at such time, provided that at the time of any Investment under this clause (p), the Borrower shall deliver a certificate of a Financial Officer stating the amount of the Investment being made pursuant to this clause (p) and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such Investment; and

(q)                                 Investments in the Crest Assets.

Section 6.05  Asset Sales.  The Parent and the Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent or the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)                                  sales, transfers, leases or other dispositions of inventory, used, surplus or obsolete equipment, the lease or sublease of real property or equipment and sales, transfers or other dispositions of cash and Permitted Investments in the ordinary course of business;

(b)                                 sales, transfers, leases or other dispositions of telecommunications transmission capacity in the ordinary course of business that do not involve the transfer of ownership of the underlying means of transmission;

(c)                                  sales, transfers, leases and dispositions to the Parent, the Borrower or another Loan Party;

(d)                                 sales, transfers, leases and dispositions permitted by clauses (i), (ii) and (iv) of Section 6.03(a);

(e)                                  the transfer or other disposition of Permitted Investments in the ordinary course of business;

(f)                                    the license or sublicense of patents, trademarks, copyrights, know-how or other intellectual property to third Persons in the ordinary course of business consistent with past practice;

(g)                                 the sale, transfer, lease or other disposition of property, plant or equipment to the extent that such property, plant or equipment is exchanged for, or for credit against the purchase price of, other property, plant or equipment used or useful in a business of the Loan Parties or the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such property, plant or equipment used or useful in the business operations of the Loan Parties;

(h)                                 (A) the cancellation or termination of obligations (including, without limitation, any promissory notes evidencing such obligations) of Crest Communications L.L.C.

and its Affiliates to the Parent and its subsidiaries and (B) the sale, transfer, lease or other disposition of the Crest Assets; and

(i)                                     so long as no Default has occurred and is continuing, sales, transfers, leases and other dispositions of assets (other than sales of less than 100% of the Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed $25,000,000 during any fiscal year of the Borrower and $75,000,000 in the aggregate during the term of this Agreement, and (ii) assets with an aggregate book value of less than $250,000 sold, transferred or otherwise disposed of in a single transaction or a series of related transactions shall not be included in the determination of the aggregate fair market value of assets sold, transferred or otherwise disposed of in reliance upon this clause (i);

provided that all sales, transfers, leases and other dispositions permitted by clause (i) shall be made for fair value and shall be made for at least 50% cash consideration.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale, transfer, lease or other disposition of any Collateral or any Subsidiary, or any Collateral or any Subsidiary is sold, transferred, leased or otherwise disposed of as permitted by this Section 6.05, (i) such Collateral (unless transferred to a Loan Party) shall, subject to Section 9.02(b), (except as otherwise provided above) be sold, transferred, leased or otherwise disposed of free and clear of the Liens created by the Loan Documents and (ii) such Subsidiary shall be released from its obligations under the Loan Documents and, in each case, the Administrative Agent shall take such actions (including, without limitation, directing any collateral agent to take such actions) as are appropriate in connection therewith to release any such Liens or obligations.

Section 6.06  Sale and Leaseback Transactions.  The Parent and the Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale or transfer of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Parent, the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (b) any other sale and leaseback of any fixed or capital assets to the extent that (i) all Indebtedness incurred in connection with such sale is otherwise permitted by Section 6.01, (ii) any Liens created on such assets are otherwise permitted by Section 6.02, and (iii) such asset sale is in compliance with Section 6.05, and (c) any such transactions related to the Crest Assets.

Section 6.07  Hedging Agreements.  The Parent and the Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements entered into pursuant to Section 5.15 and (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent, the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 6.08  Restricted Payments; Certain Payments of Indebtedness.

(a)                                  Restricted Payments in respect of Equity.  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(i)                                     the Parent, the Borrower and any Subsidiary may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(ii)                                  the Borrower and the Subsidiaries may declare and pay dividends ratably with respect to their capital stock;

(iii)                               as long as no Dividend Suspension Period shall have commenced and be continuing and no Default shall have occurred and be continuing, the Parent may pay dividends on its common stock, repurchase its common stock and make other Restricted Payments in an amount not exceeding Cumulative Distributable Cash of the Loan Parties calculated as of the date of such Restricted Payment, provided that, after June 30, 2005, no Restricted Payment shall be made under this clause (iii) prior to the date 20 days after the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer stating the amount of such Restricted Payment to be made pursuant to this clause (iii) and demonstrating that the sum of (A) Cumulative Distributable Cash through the most recent fiscal quarter as of which financial statements have been delivered to the Lenders under Section 5.01 minus (B) the amount of such Restricted Payment, is greater than zero;

(iv)                              as long as no Default shall have occurred and be continuing, the Parent may pay dividends on its common stock, repurchase its common stock and make other Restricted Payments up to but not exceeding the Available Equity Issuance Amount as of the date of such Restricted Payment, provided that at the time of any Restricted Payment under this clause (iv), the Borrower shall deliver a certificate of a Financial Officer stating the amount of the Restricted Payment being made pursuant to this clause (iv) and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such Restricted Payment;

(v)                                 any purchase, repurchase, retirement, defeasance or other acquisition or retirement for value of Equity Interests of the Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Parent (other than Disqualified Stock and other than Equity Interests issued or sold to the Borrower or a Subsidiary or an employee stock ownership plan or other trust established by the Borrower or any of the Subsidiaries);

(vi)                              provided that no Default or Dividend Suspension Period has occurred and is continuing, Restricted Payments with the proceeds of, and to the extent permitted by clause (f)(iv) of the definition of, Permitted Additional Indebtedness; and

(vii)                           any Subsidiary that is not a Wholly-Owned Subsidiary may pay cash dividends to its shareholders, members or partners generally, so long as the Parent, the

Borrower or the Subsidiary that owns the Equity Interests in such Subsidiary paying such dividends receives at least its proportionate share thereof.

(b)                                 Payments in respect of Indebtedness.  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money, except:

(i)                                     payments of Indebtedness created under the Loan Documents;

(ii)                                  payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of Permitted Additional Indebtedness and the Senior Subordinated Notes prohibited by any subordination provisions of the documents governing or evidencing such Indebtedness;

(iii)                               refinancings (including by redemption, tender, acquisition, defeasances, discharge or otherwise) of Indebtedness to the extent permitted by Section 6.01;

(iv)                              payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)                                 payment of Indebtedness permitted under clauses (iv), (viii), (ix), (xiii) and (xv) of Section 6.01(a);

(vi)                              provided that no Default or Dividend Suspension Period has occurred and is continuing, determined on a pro forma basis after giving effect to the application of proceeds of Permitted Additional Indebtedness or senior unsecured Indebtedness, payment of the Senior Unsecured Notes with the proceeds of Permitted Additional Indebtedness and with the proceeds of senior unsecured Indebtedness to the extent permitted under Section 6.01(xiii);

(vii)                           (A) payment for the repurchase, redemption, retirement or cancellation of Senior Subordinated Notes and Senior Unsecured Notes with funds held in the collateral accounts on the Closing Date in connection with the Transactions, and (B) provided that no Default or Dividend Suspension Period has occurred and is continuing additional payments for the repurchase, redemption, retirement or cancellation of the Senior Unsecured Notes that were not tendered in connection with the Transactions and Indebtedness of the Parent, the Borrower and the Subsidiaries in an amount not to exceed the amount of Cumulative Distributable Cash of the Parent, the Borrower and the Subsidiaries calculated as of the date of such payment (provided that, after June 30, 2005, no such payment from Cumulative Distributable Cash shall be made under this clause (vii) prior to the date 5 days after the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer stating the amount of such payment to be made pursuant to this clause (vii) and demonstrating that the sum of (1) Cumulative Distributable Cash through the most recent fiscal quarter as of which financial statements have been delivered to the Lenders under Section 5.01 minus (2) the amount of such payment, is greater than zero); and

(viii)                        provided no Default has occurred and is continuing, payment for the repurchase, redemption, retirement or cancellation of Senior Unsecured Notes not tendered in connection with the Transactions and additional payments for the repurchase, redemption, retirement or cancellation of Indebtedness of the Parent, the Borrower and the Subsidiaries in an amount not to exceed the Available Equity Issuance Amount calculated as of the date of such payment; provided that and at the time of such payment the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer stating the amount of such payment to be made from the Available Equity Issuance Amount, and setting forth a calculation of the Available Equity Issuance Amount immediately before and immediately after such payment.

Section 6.09  Transactions with Affiliates.  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a)                                  transactions in the ordinary course of business and on terms and conditions not less favorable to the Parent, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)                                 transactions between or among the Parent, the Borrower and the Subsidiaries;

(c)                                  any Restricted Payment permitted by Section 6.08;

(d)                                 any issuance by the Parent of securities or by the Borrower of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Borrower, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(e)                                  the grant of stock options or similar rights in respect of Equity Interests in the Parent to employees and directors of the Parent, the Borrower or the Subsidiaries pursuant to plans approved by the Board of Directors of the Parent, the Borrower or such Subsidiaries;

(f)                                    customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of the Parent, the Borrower or any Subsidiary;

(g)                                 the existence of, or the performance by the Parent, the Borrower or any Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto), service agreements and other agreements with Affiliates to which it is a party as of the Closing Date, which agreements are listed on Schedule 6.09, as such agreements maybe amended on terms reasonably satisfactory to the Administrative Agent from time to time pursuant to the terms thereof, provided, however, that the terms of any such amendment are no less favorable to the Lenders than the terms of any such agreements in effect as of the Closing Date;

(h)                                 the issuance of Equity Interests (other than Disqualified Stock) of the Parent for cash to the Sponsor or senior management of the Parent or the Borrower;

(i)                                     the payments by the Parent, the Borrower or the Subsidiaries to Sponsor for any financial advisory, financing, underwriting or other placement services or in respect of other investment banking activities including with respect to acquisitions or divestitures that have been approved by the independent members of the Board of Directors of such Loan Party; and

(j)                                     transactions to the extent permitted under Sections 6.01 or 6.04.

Section 6.10  Restrictive Agreements.  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent, the Borrower or any Subsidiary to create, incur or permit to exist any Lien securing the Obligations upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions to the Loan Parties with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary Loan Party or to Guarantee Obligations of the Borrower, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Permitted Additional Indebtedness, permitted senior unsecured Indebtedness in accordance with Section 6.01(a)(xiii), Senior Subordinated Debt Document or Senior Unsecured Debt Document, provided that the terms therein are no more restrictive to the applicable Loan Party party thereto than those contained herein, taken as a whole, and in any event shall permit Liens securing the Obligations in favor of the Administrative Agent, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification, in each case, expanding the scope of, any such restriction on condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or secured by such Liens, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or sublicensing thereof, (vi) clause (a) of the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business on the parties to such contracts, (vii) clause (a) of the foregoing shall not apply to any encumbrance or restriction on the assets of or equity in any joint venture that is contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business, (viii) clause (a) of the foregoing shall not apply to agreements evidencing Liens permitted under subclauses (d) or (e) of Section 6.02, (ix) the foregoing shall not apply to any agreement or instrument governing Indebtedness permitted under Section 6.01(a)(ix), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (x) the foregoing shall not apply to agreements containing restrictions applicable to any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 6.04, and (xi) the foregoing shall not apply to agreements containing restrictions on the transfer of any asset or Subsidiary pending the close of the sale of such asset or Subsidiary so long as such sale is permitted under this Agreement.

Section 6.11  Amendment of Material Documents.  Neither the Parent nor the Borrower will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, or (b) any Subordinated Debt Document or any Senior Unsecured Debt Document or (c) any other Material Indebtedness (including any document governing or evidencing Permitted Additional Indebtedness), in each case in any manner that would impair in any material respect the value of the interests or rights of the Borrower thereunder or that would impair in any material respect the rights or interests of the Administrative Agent or any Lender.

Section 6.12  Financial Covenants.

(a)                                  Fixed Charges Coverage Ratio.  The Borrower will not permit the Fixed Charges Coverage Ratio of the Borrower as of the last day of any fiscal quarter to be less than 2.50 to 1 for each fiscal quarter following the Closing Date until the fiscal quarter ended December 31, 2006, and thereafter 2.75 to 1.

(b)                                 Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio as of the last day of any fiscal quarter to exceed 5.25 to 1.

(c)                                  Senior Secured Leverage Ratio.  The Borrower will not permit the Senior Secured Leverage Ratio as of the last day of any fiscal quarter to exceed 4.25 to 1.

Section 6.13  Fiscal Year.  The Borrower will not, and will not permit the Subsidiaries to, change the financial reporting convention by which the Borrower and the Subsidiaries determine the dates on which their fiscal years and fiscal quarters will end (except as may be necessary to cause the fiscal year of any such Subsidiary to end on December 31), and each fiscal year (other than Subsidiaries acquired after the date hereof pending any such change) shall end on December 31.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Parent or the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(d)                                 the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (solely with respect to the existence of Parent or the Borrower) or 5.14(c) or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be promptly given at the request of the Required Lenders);

(f)                                    the Parent or the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount, but after giving effect to any applicable grace period) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Parent, the Borrower or any Material Subsidiary shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing;

(j)                                     the Parent, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (after giving effect to insurance payments, if any) shall be rendered against the Parent, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Material Subsidiary to enforce any such judgment;

(ii)                                  any non-monetary judgment or order shall be rendered against the Parent, the Borrower or any Subsidiary that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events for which liability of the Parent, the Borrower or the Subsidiaries is reasonably expected to occur, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods;

(m)                               (i) any Liens purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, valid and perfected Liens on Collateral having a value in excess of $10,000,000, with the priority required by the applicable Security Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the Obligations of the Borrower or the obligations of the Parent pursuant to the Parent Guarantee Agreement or the obligations of any Subsidiary Loan Party pursuant to a Subsidiary Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, legal, valid and binding obligations enforceable in accordance with terms or (iii) the Obligations of the Borrower or the obligations of the Parent pursuant to the Parent Guarantee Agreement or the obligations of any Subsidiary Loan Party pursuant to a Subsidiary Guarantee Agreement shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(n)                                 a Change in Control shall occur; or

(o)                                 any of the Operating Licenses or Authorizations shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Operating Licenses or Authorizations or that could result in such Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (1) has, or could reasonably be expected to have, a Material Adverse Effect, or (2) adversely affects the legal or character qualifications of the Parent, the Borrower or any of the Subsidiaries to hold any of the Operating Licenses or Authorizations;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and/or require cash collateralization of the Letters of Credit in accordance with Section 2.05(j); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each LC Issuer hereby irrevocably appoints CIBC (and any successor Administrative Agent appointed as provided herein) as its agent and authorizes CIBC (and any successor Administrative Agent appointed as provided herein) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  For purposes of this Article VIII, all references to the Administrative Agent are deemed to include the Collateral Agent.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing,

(a)                                  the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b)                                 the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), or as the Administrative Agent shall in good faith believe to be necessary under the circumstances, or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Parent, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephone or electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each LC Issuer and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, subject to the Borrower’s consent (not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders (with the Borrower’s consent (not to be unreasonably withheld or delayed)) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and each LC Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything herein to the contrary, the Co-Lead Arrangers and Joint Book Managers, the Syndication Agent and the Documentation Agent named on the cover page of this Agreement shall have no duties or responsibilities hereunder except in their respective capacity, if any, as a Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Notices.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to the Borrower or the Parent, to it at 600 Telephone Avenue, MS 7, Anchorage, AK 99503, Attention of Leonard Steinberg, General Counsel (Telecopy No. (907) 297-3153) and David Wilson, Chief Financial Officer (Telecopy No. (907) 564-8443);

(ii)                                  if to the Administrative Agent, to Canadian Imperial Bank of Commerce, 300 Madison Avenue, New York, New York  10017, Attention of Agency Services (Telecopy No. (212) 856-3763); and

(iii)                               if to any Lender or LC Issuer, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article II if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in

its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Documents to be Delivered under Section 5.01.  For so long as an intralinks or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents under Section 5.01 by delivering one hard copy thereof to the Administrative Agent and an electronic copy for posting by the Administrative Agent on intralinks or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to intralinks or an equivalent website.

Section 9.02  Waivers, Amendments.

(a)                                  No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, any LC Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the LC Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any LC Issuer or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Amendments.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the

Borrower and the Required Lenders or, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:

(i)                                     increase the Commitment (except as provided in Section 2.01(c) with respect to Incremental Loans) of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except for interest arising under Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)                               postpone the date of any scheduled payment (excluding any payments pursuant to Section 2.11) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)                              change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby,

(v)                                 change any of the provisions of this Section or percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be),

(vi)                              release the Parent or all or substantially all of the value of the Subsidiary Guarantee Agreement or all or substantially all of the value of the Collateral without the written consent of each Lender, or

(vii)                           change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to or Commitments of Lenders holding Loans or Commitments of any Class differently than those holding Loans or Commitments of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans of such Class (and, in the case of the Revolving Class, LC Exposure, Swingline Exposure and unused Revolving Commitments); provided that no such consent shall be required with respect to rights to or priorities of prepayments of additional series of Loans that may be approved by the Required Lenders;

provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any LC Issuer or the Swingline Lender without the prior written consent of the Administrative Agent or such LC Issuer or the Swingline Lender, as the case may be, and (B) to the extent specified in Section 2.01(c), this Agreement may be amended to establish Incremental Loan Commitments of any Series pursuant to an Incremental Loan

Amendment executed between the Borrower, the relevant Lenders of such Series and the Administrative Agent, and any such Incremental Loan Amendment shall not require the consent of any other party to this Agreement.

(c)                                  Amendments to Security Documents.  The Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral, or otherwise terminate all or substantially all of the Liens, under the Security Documents, agree to additional obligations being secured by all or substantially all of the Collateral under the Security Documents (except that no such consent shall be necessary, so long as the Required Lenders have consented thereto, (i) if such additional obligations shall be junior to the Lien in favor of the other obligations secured by the Security Documents or (ii) if such additional obligations consist of one or more additional tranches of Loans under this Agreement), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and hereby agrees with the Borrower, upon its request), (x) to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and (y) to release any Subsidiary from its obligations under any Subsidiary Guaranty executed by such Subsidiary upon a disposition of such Subsidiary permitted hereunder or a disposition to which the Required Lenders have consented.

Section 9.03  Expenses; Indemnity; Damage Waiver.

(a)                                  Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, including the reasonable fees, charges and disbursements of Shearman & Sterling LLP as counsel for the Arrangers (together with any local counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and involvement in review of and advice concerning all other elements of the Transactions or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any LC Issuer or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any LC Issuer or any Lender following and during the continuance of an Event of Default, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by Borrower.  The Borrower shall indemnify the Administrative Agent, each LC Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each

Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside legal counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, including any refusal by the respective LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any Environmental Liability related in any way to the Parent, the Borrower or any of the Subsidiaries (and not caused by the actions of any Indemnitee), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such claim, litigation, investigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether any Indemnitee is a party thereto and whether or not the Transactions are consummated, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) results from disputes among such Lender and one or more other Lenders.

(c)                                  Indemnification by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any LC Issuer or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such LC Issuer or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such LC Issuer or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” of any amount payable to the Administrative Agent shall be determined based upon such Lender’s share of the sum of the total Revolving Exposure, outstanding Term Loans, Incremental Loans and unused Commitments at the time, and a “Lender’s “pro rata share” of any amount payable to an LC Issuer shall be determined based upon such Lender’s share of the sum of the total Revolving Loans, LC Exposure and unused revolving Commitments at the time.

(d)                                 Waiver of Certain Damages.  To the extent permitted by applicable law, neither the Parent, the Borrower nor any Subsidiary shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

Section 9.04  Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swingline Loans, or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Commitments or Loans on a non-pro rata basis; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the LC Issuer unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an Assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Assignment unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the LC Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(f)                                    A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) and (f) as though it were a Lender.

(g)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Each such assignment made as a result of a request by the Borrower pursuant to Section 2.19 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement.

(i)                                     No Lender shall be obligated to make any such assignment as a result of a request by the Borrower pursuant to Section 2.19 unless and until such Lender shall have received one or more payments from either one or more Loan Parties or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement.

(j)                                     By executing and delivering an Assignment and Assumption, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent or any other agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank or the Swingline Lender, as the case may be.

(k)                                  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Loan Parties (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Loan Parties and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This subsection (i) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.

Section 9.05  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any LC Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under the Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09  Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Submission to Jurisdiction.  Each of the Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any LC Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent, the Borrower or their properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each of the Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01(a) only.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12  Confidentiality.  Each of the Administrative Agent, the Lenders and the LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process on prior notice to the Borrower, where practicable, (d) to any other party hereto, (e) in connection with and to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or the Borrower or any other Lender, LC Issuer, the Administrative Agent or their respective Affiliates in violation of this Section.

For purposes of this Section, “Information” means all information received from the Parent or the Borrower or any of its Subsidiaries relating to the Parent or the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that was available to the Administrative Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by the Parent or the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of reasonable care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14  Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, such Lender maybe required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

By:	/s/ David Wilson
Name: David Wilson
Title: Chief Financial Officer

U.S. Federal Tax Identification No.:

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ David Wilson
Name: David Wilson
Title: Chief Financial Officer

U.S. Federal Tax Identification No.:

CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Agency, as Administrative Agent

By:	/s/ Carter Harned
Name: Carter Harned
Title: Executive Director
CIBC World Markets Corp., AS AGENT

LENDERS

CIBC INC.

By:	/s/ Carter Harned
Name:	Carter Harned
Title:	Executive Director
CIBC World Markets Corp., AS AGENT

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Kowalczuk
Name:	John Kowalczuk
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ David A. Banmiller
Name:	David A. Banmiller
Title:	Vice President